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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

               THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 12th day of December, 1997, by and among JERRY'S FAMOUS DELI, INC., a California corporation ("Buyer" or "JFD"), EPICURE MARKET, INC., a Florida corporation ("Seller"), HARRY THAL ("Harry"), MITCHELL THAL ("Mitchell"), and EDWARD THAL and LEONARD THAL dba E & L THAL REAL ESTATE ACCOUNT PARTNERSHIP, a Florida general partnership, a/k/a E & L THAL REAL ESTATE ACCOUNT, a Florida general partnership a/k/a E & L THAL PARTNERS, a Florida general partnership ("Fee Owner"). Seller, Harry, Mitchell and the Fee Owner are sometimes collectively referenced as the "Epicure Parties". Seller, Harry and Mitchell are sometimes collectively referenced as the "Seller Parties". Wherever used in this Agreement, the defined terms referenced in the Additional Definitions List attached hereto and made a part hereof ("Additional Definitions List") shall have the meanings ascribed therein.

                                    RECITALS:

               WHEREAS, as more particularly set forth below and shown on Exhibit A attached hereto and made a part hereof, (1) Seller is the owner of a certain business defined herein as the Epicure Business, located in Miami Beach, Florida, and is the fee owner of the Epicure Parking Premises, (2) the Fee Owner is the fee owner of the Epicure Leased Premises and the Third Party Leased Premises collectively defined herein as the Fee Owner Premises, (3) Seller and the Fee Owner are parties to the Existing Lease respecting the Epicure Leased Premises, and (4) Harry and Mitchell are the majority and controlling owners of Seller, and the persons responsible for the overall management and operation of the Epicure Business.

               WHEREAS, subject to the provisions of this Agreement, the parties hereto intend that, at Closing, all of the following shall occur: (1) Seller shall sell to Buyer all of its right, title and interest in and to the Epicure Business and the Property, and Buyer shall purchase the same, (2) the Existing Lease shall be terminated, and the Fee Owner and Buyer shall enter into the New Lease, and (3) Buyer shall enter into separate employment agreements with Harry and Mitchell and certain other persons.

               NOW, THEREFORE, for and in consideration of the premises, the sum of TEN ($10.00) DOLLARS and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

               1. RECITALS. The foregoing recitals and the Additional Definitions List are true and correct, and are incorporated herein by this reference.

               2.     PURCHASE AND SALE.

                      (A) Conveyance of Property. On the terms and subject to the conditions set forth in this Agreement, at Closing, (i) Seller shall convey, transfer, assign, sell and deliver to Buyer, and (ii) Buyer shall acquire, accept and purchase from Seller, the Property, free and clear of all liens, claims, taxes and encumbrances except otherwise as expressly herein provided.

                      (B) Closing. The Closing shall take place at the offices of Seller's counsel, Greenberg Traurig, Miami, Florida, at 10:00 A.M., Eastern time on the Closing Date, and shall continue until finally closed. Except as may be delayed pursuant to Section 26, if the Closing Date has not occurred by April 1, 1998, then either Seller or Buyer may terminate this Agreement by delivering written notice of termination to the Seller Representative or Buyer Representative, as applicable; provided however, that neither party may terminate this Agreement if it is in default hereunder.

                      (C) No Assumption of Liabilities. Except for post-Closing obligations of Seller under the Executory Contracts as provided in Section 8(I) hereof (including the Inventory Payables subject to the provisions of this Agreement), Buyer shall not assume any liabilities of any



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Epicure Party whatsoever, whether known or unknown, fixed or contingent, whether or not related to the Property.

                      (D) Allocation of Purchase Price. The parties hereto agree that, for purposes of calculating any tax obligations arising out of the sale and purchase of the Property, the Purchase Price shall be allocated in the manner the parties mutually agree upon on or before the Closing. Seller and Buyer agree to file Forms 8594 with the Internal Revenue Service containing information that is consistent with the allocation. Notwithstanding the above, the amount allocated to the non-compete provisions of this Agreement shall not exceed $90,000.

                      (E) Purchase of Inventory. In addition to the Purchase Price, Buyer, at Closing, shall pay to Seller the sums due for the Inventory as provided in Section 15(C) hereof in the same manner as the Closing Payment is paid under Section 3(B).

               3.     DEPOSIT AND OTHER PAYMENTS.

                      (A) Deposit. Within three (3) business days after the

Execution Date, Buyer shall deliver to Escrow Holder the sum of ONE HUNDRED THOUSAND AND NO/100 ($100,000) DOLLARS ("Deposit"). The Deposit shall be held and disbursed by Escrow Holder only in accordance with the terms of this Agreement, except as otherwise required by law. Interest shall accrue for the benefit of Buyer, unless the Deposit is forfeited to Seller due to default by Buyer as provided herein. Buyer's taxpayer identification number is 95-3302338. If Escrow Holder does not receive the Deposit within such time period, this Agreement shall be null and void.

                      (B) Closing Payment. At Closing, the sum of $8,400,000, increased or decreased by credits, prorations and adjustments as herein provided, shall be paid by Buyer to Seller, by cash, cashier's check or wire transfer (the "Closing Payment").

                      (C) $500,000 Payment. On or before the first anniversary of the Closing Date, Buyer shall pay to Seller the sum of $500,000, by cash, cashier's check or wire transfer ("$500,000 Payment"), without offset or demand. Buyer agrees to execute and deliver to the Seller Representative at Closing a promissory note payable to Seller in the amount of the $500,000 ("$500,000 Note"), which shall evidence the $500,000 Payment as aforesaid, and which shall
(i) be payable in full, in one lump sum, on or before the first anniversary of the Closing Date, (ii) not bear interest, (iii) be payable without setoff, deduction or demand, except as provided in Section 15(B) hereof for sales tax, and (iv) subordinate only to Buyer's senior blanket financing line(s), currently with United Mizrahi Bank, Bank of America and Bank Leumi.

               4.     DUE DILIGENCE; INSPECTIONS:

                      (A) 30 Day Review Period: Simultaneously with its execution and delivery of this Agreement, Seller and Fee Owner, at the respective sole cost and expense of each, shall furnish to Buyer, all of the Property Data, as set forth on the Property Data Certification. Within thirty
(30) days after Buyer's receipt of the Property Data Certification ("30 Day Review Period"), Buyer shall review the Property Data included therewith, and notify the Seller Representative of any objections thereto. Buyer shall be deemed to have waived any matter contained in the Property Data delivered to Buyer simultaneously herewith, except to the extent it objects to the same prior to the expiration of the 30 Day Review Period. However, the provisions of this
Section 4(A) are subject to the provisions of Section 15(F) hereof. From and after the Execution Date (or until Buyer in writing waives all conditions relating to its financing), Buyer shall use commercially reasonable efforts to solicit a Loan Commitment Letter to provide financing upon terms acceptable to Buyer. Subsequent to the initial delivery of the Property Data and continuing until the Closing, Seller and Fee Owner, at the respective sole cost and expense of each, shall also deliver to Buyer any additional or changed Property Data if, as and when the same shall come into its possession.

                      (B) Yearend Financial Statements: Seller has furnished to Buyer its financial statements for the twelve (12) months ending September 27, 1997 (the "1997 Yearend Statements"). If, during the 30 Day Review Period, Buyer discovers that the 1997 Yearend

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Statements are not true, correct and complete, then, at Buyer's option, the
Purchase Price shall be modified in accordance with that certain letter of intent dated September 26, 1997, as modified.

                      (C) Buyer's Access and Inspections: Upon the issuance of the Loan Commitment Letter (or sooner upon the earlier of (i) Seller Representative's prior written consent, or (ii) the written waiver by Buyer of all conditions pertaining to Buyer's financing) and through Closing, Buyer, and Buyer's counsel, accountants, auditors, agents and other representatives (collectively, "Buyer's Representatives") shall have, subject to the below provisions of this Section 4(C) and Section 19: (i) reasonable access at all reasonable times to the Entire Premises and Epicure Business and all parts thereof, as well as to all Property Data, for any reasonable investigative purpose, including surveying, engineering and building inspections (including without limitation, inspections of the electrical, mechanical and plumbing systems, the roof and structural components, and test boring (collectively, the "Building Inspections"), environmental tests and studies, including asbestos audits and test boring (collectively, the "Environmental Inspections") and such other work as Buyer reasonably shall consider appropriate, and (ii) the further right to make such reasonable inquiries of governmental bodies, utility companies, proprietary search vehicles, Seller's management level personnel as listed on Schedule 4(C) attached hereto and made a part hereof, and to make such feasibility studies and analyses as it considers appropriate. All such inspections shall be at the sole cost of Buyer.

               Buyer shall not exercise its right of access or conduct its inspections in such a manner as shall unreasonably interfere with the operation of the Epicure Business by Seller, or any other business by Fee Owner's tenants, and Buyer shall coordinate and schedule any and all on-site inspections with the Seller Representative, so as not to unreasonably disrupt the ongoing business of Seller, in the reasonable judgment of Seller; provided however, Seller shall permit all such inspections to take place timely so that Buyer shall not be unduly delayed in effecting its due diligence in light of the time frames addressed in this Agreement. In the event of any undue delay attributable to any of the Epicure Parties, Buyer shall receive a "day for day" extension with respect to all time frames provided in this Agreement. Notwithstanding the foregoing, Buyer shall not be permitted, without the prior written consent of the Seller Representative, to make any inquiries of Seller's non-management level (as aforesaid) employees or make on-site review of Seller's records that are made available to Buyer for offsite review until the Audit has been commenced. Prior to conducting any such inspections at the Entire Premises, Buyer shall deliver to the Seller Representative a certificate evidencing public liability insurance coverage in favor of Buyer with limits of liability of not less than $1,000,000.

               Buyer shall use reasonable efforts to conduct its title, survey, Building Inspections and Environmental Inspections promptly upon execution of this Agreement, and Seller and Buyer shall cooperate with one another so that Buyer may conduct as much document review as practicable offsite.

               Buyer shall repair and restore any damage to the Entire Premises caused by it in connection with its due diligence investigations hereinabove described. Buyer shall pay or cause to be removed any construction liens filed against the Entire Premises as a result of any such action or failure to act. Buyer shall indemnify and hold harmless Seller and Fee Owner (and its tenants) for all damage incurred to the Entire Premises as a proximate result of such actions; provided however, that in no event shall any party be indemnified or held harmless (a) with respect to that portion of any damage incurred as a proximate result of such party's own act or failure to act or (b) provided the inquiries are in accordance with this Agreement, for the consequences of any reasonable inquiries made to governmental authorities or other party under
Section 4(C)(ii) with respect to the Entire Premises, Epicure Business or any operations thereon.

                      (D) Buyer's Right to Terminate During Due Diligence
Period: If Buyer, in its sole, but reasonable judgment, is not satisfied with
(i) the results of any Building Inspection, Environmental Inspection and/or other inspection, audit, analysis, investigation or consideration, reasonably related to any of the Property, (ii) the contents or ramifications of any Executory Contract (except Buyer cannot object to Executory Contracts pertaining to trade accounts in the ordinary course of business unless the same are material and not customary in the grocery business or otherwise contain some commercially unreasonable or materially adverse provision), or (iii) unless Buyer in writing has waived all conditions relating to Buyer's financing: the terms of the


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Loan Commitment Letter, or the proposed loan documents relating thereto, or any other matter relating to Buyer's financing respecting the Property [however, once Buyer approves the Loan Commitment Letter, Buyer cannot thereafter object to express terms contained therein, or terminate this Agreement by reason of dissatisfaction with the express terms contained therein], then Buyer may elect and shall have the absolute right to terminate and cancel this Agreement, by giving Seller written notice thereof by the earlier of (x) the expiration of the Due Diligence Period, or (y) the commencement of the Audit. In the event of such termination and cancellation: (a) this Agreement effectively shall be terminated as of the date of such notice, (b) Escrow Holder shall immediately deliver the Deposit to Buyer, (c) Buyer shall return to the Seller Representative all Confidential Information, and (d) the parties thereafter shall be relieved of all liability and obligations arising hereunder, except as otherwise expressly provided in this Agreement. In addition, in such event, Buyer shall deliver to the Seller Representative copies of any Building Inspection reports, title insurance commitment and survey obtained by Buyer, to the extent that (a) such items are not subject to any attorney-client or accountant-client privilege and
(b) the delivery of such items shall not violate any securities laws (collectively, "Returnable Items"). Buyer's delivery of any Returnable Items under this Agreement shall not be deemed to convey any title or interest therein (other than the right to possess same, vis a vis Buyer) or to entitle Seller or any other party to rely upon the content thereof, as to which Buyer shall be fully and absolutely exculpated (and this provision expressly shall survive the termination of this Agreement). If Buyer shall not timely exercise its right to terminate as provided in this Section 4(D) prior to the earlier of (x) expiration of the Due Diligence Period or (y) commencement of the Audit, then such right of termination under this Section 4(C) shall be deemed to have been waived by Buyer. The rights of inspection, review and audit, or the exercise or non-exercise of such right, shall not constitute a waiver of any of Buyer's other rights under this Agreement, except as otherwise expressly provided herein.

                      (E) Audit. Unless this Agreement shall have been terminated, Buyer, at its sole expense, shall retain the Auditors to perform the Audit prior to the expiration of the Due Diligence Period (or, so long as the Audit is being diligently pursued, within ten (10) days thereafter). At all times after the Effective Date, Seller shall fully cooperate with the Auditors and make available all of the Epicure Books and Records and support documentation to permit the Auditors to completely and properly perform the Audit.

               5.     TITLE/SURVEY:

                      (A) Title: Buyer, at Seller's expense (of $500), has obtained a pro forma title insurance commitment ("Pro Forma Commitment"), a copy of which is attached hereto as Schedule 5(A) and made a part hereof, with respect to the Entire Premises issued by First American Title Insurance Company or other title insurance company reasonably acceptable to Buyer (the "Title Company"). Thereupon, Buyer may cause to be issued, at Buyer's expense, a commitment for (1) owner's title insurance issued by or through the Title Company respecting the Epicure Parking Premises and (2) leasehold title insurance issued by or through the Title Company respecting the New Lease, inclusive of Buyer's option to purchase the Fee Owner Premises as therein provided (collectively, the "Title Commitment"). The Pro Forma Commitment and the Title Commitment shall reflect good, marketable and insurable fee simple title to the (i) Fee Owner Premises in Fee Owner and (ii) Epicure Parking Premises in Seller, both free and clear of all liens, encumbrances and exceptions whatsoever, except for the "Permitted Exceptions" (as hereinafter defined). It shall not be objectionable if the Pro Forma Commitment or the Title Commitment shall show the existence of other liens, encumbrances or title conditions provided (i) Seller shall commit to satisfying the same at or prior to Closing and that the same are discharged, cancelled of record and terminated at or prior to Closing, and (ii) the Title Company shall delete same as of the Closing from the Title Commitment by endorsement or other manner acceptable to Buyer. If Buyer shall have any objection with respect to the status of title (other than the Permitted Exceptions), Buyer shall notify counsel for the Seller Representative of such objection(s) on or before the expiration of the 30 Day Review Period. In the event the Pro Forma Commitment shall reflect any condition (other than the Permitted Exceptions) which shall render title other than good, marketable and insurable, the Epicure Parties shall be required to exercise diligent efforts to cure same promptly (including the institution of all necessary suits and proceedings); and if the Epicure Parties are unable after the exercise of diligent efforts, as aforesaid, to cure such title conditions or objections prior to the later of the date originally

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scheduled for Closing or one hundred twenty (120) days from delivery of such notice, so as to render title good, marketable and insurable, then Buyer, at Buyer's option, shall either (i) waive such condition or defect, or (ii) terminate this Agreement. In the event of such termination, (a) this Agreement effectively shall be terminated as of the date of such notice, (b) Escrow Holder shall immediately deliver the Deposit to Buyer, (c) Buyer shall return to the Seller Representative all Confidential Information and any Returnable Items, and
(d) the parties thereafter shall be relieved of all liability and obligations arising hereunder, except as otherwise expressly provided in this Agreement. Notwithstanding the foregoing, any mortgages (excepting (1) the Existing Mortgages, provided the balances thereunder collectively cannot exceed $2,500,000, and (2) those other mortgages of the Fee Owner as to which Buyer has received a non-disturbance agreement in accordance with the terms hereof), judgments, liens or other defects of a definite and ascertain able amount (other than the Permitted Exceptions), which can be cured by the payment of money, will be paid, released, and discharged at Closing, from the Closing Payment. The Pro Forma Commitment and/or the Title Commitment shall be "down dated", at Buyer's expense, to an effective date no later than three (3) days prior to Closing and, as a condition to Buyer's obligation to close, shall confirm the approved status of title.

               Notwithstanding the foregoing provisions of this Section 5(A), Seller shall not be obligated to (1) use any efforts to satisfy the requirement set forth as Item 14 in Schedule B-1 of the Pro Forma Commitment, or the requirement pertaining to Uccello Immobilien set forth in Item 5 of said Schedule B-1, or the requirements set forth in Items 19 and 20 in said Schedule B-1, or (2) institute any suit or proceeding with respect to (a) the notices of violation set forth as Items 15 and 18 (inclusive of a, b & c) in said Schedule B-1, or (b) any of the exceptions set forth in Schedule B-2 of the Pro Forma Commitment. However, the parties acknowledge that the satisfaction or deletion of all (i) requirements contained in said Schedule B-1, and (ii) exceptions contained in said Schedule B-2 (except as otherwise approved by Buyer as contemplated herein), shall remain a condition to Closing. Subject to the foregoing limitations, the parties shall cooperate in good faith as soon as practicable after the Execution Date to address all title matters, and the Epicure Parties agree to advise Buyer, within seven (7) days from receipt of Buyer's title objections, whether or not the Epicure Parties shall use their reasonable efforts to satisfy such requirements.

                      (B) Permitted Exceptions: The following items shall not be deemed objectionable (the "Permitted Exceptions"):

                             (i) Easements, covenants and restrictions and other
matters of record, all of which are set forth as exceptions in the Pro Forma Commitment and Title Commitment, if any;

                             (ii) General real estate taxes for the year of
Closing and subsequent years (subject, however, to adjustment as provided herein);

                             (iii) Third Party Leases; and

                             (iv) The Existing Mortgages (subject to the Epicure
Parties', as applicable, obligations to use their best efforts to obtain the Non-Disturbance Agreement as provided in Section 8(I) hereof).

provided that Buyer has not objected to items (i), (iii) and (iv) within the time provided above.

                      (C) Survey: Buyer, at Buyer's expense, may obtain prior to the expiration of the Due Diligence Period an "as built" and boundary Survey ("Survey") of the Epicure Premises (and at Buyer's option, the Entire Premises and the Municipal Premises) prepared by a registered, professional surveyor licensed to practice in the State of Florida, duly certified to Buyer, Buyer's attorneys, Buyer's Lender, and to the Title Company and their respective successors and assigns. The Survey shall conform to the minimum technical standards for land surveying in Florida set forth by the Florida Board of Land Surveyors pursuant to Florida Statute Setion 472.027 and in Chapter 61G17-6 of the Florida Administrative Code. In the event the Survey shows any condition which renders title other than good, marketable and insurable, including, but not limited to any encroachments, overlaps, gores, strips, gaps or hiatuses, then

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such condition(s) will constitute title defects subject to the provisions of the preceding paragraph entitled "Title". Notwithstanding the foregoing provisions of this Section 5(C), Buyer shall accept all survey defects or terminate this Agreement prior to the earlier of the (x) expiration of the Due Diligence
Period, or (y) commencement of the Audit (except for such survey defects as Seller shall then agree to cure [Seller being under no obligation then to agree to cure the same], in which event Seller shall become obligated to use its best efforts to cure the same prior to Closing, and the curing of the same prior to Closing shall be a condition to Buyer's obligations to close hereunder).

                      (D) Additional Searches: Buyer's initial and "down dated" review of title may also include, at Buyer's expense, a UCC-11 Search, respecting financing statements or other filings against any of the Property pursuant to the Uniform Commercial Code, and updated searches pertaining to the Fictitious Names and Epicure Protected Marks (defined below). The existence of any such financing statements or other filings shall be treated as a title defect in accordance with the provisions hereof.

               6.     REPRESENTATIONS AND WARRANTIES OF THE EPICURE
PARTIES.

                      (A) Representations made by the Seller Parties. The Seller Parties, jointly and severally (BUT SUBJECT TO THE LIMITATIONS OF SECTIONS 6(C), 17(D) AND 18(D)), represent and warrant to Buyer that:

                             (i) Organized and Good Standing. Seller is a
corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full power to consummate the transactions contemplated herein.

                             (ii) Authorization of Agreement. Seller has full
legal right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Seller in connection herewith have been duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute the legal, valid and binding obligations of Seller.

                             (iii) No Conflicts. Except if and as set forth in
Schedule 6(A)(iii) attached hereto and made a part hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) constitute or result in a breach of, or a default (or give rise to any rights to acquire any Property of Seller) under, any term or provision of any agreement, license, franchise, or permit to which Seller is a party or by which any of the Property of Seller is bound, (b) to the best of their knowledge, constitute or result in a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, (c) result in an imposition of any encumbrance, restriction or charge on any of the Property, or (d) conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of Seller.

                             (iv) Ownership of the Property. Seller is the sole
owner of (a) the leasehold estate of all of the Epicure Leased Premises, (b) the fee simple estate of the Epicure Parking Premises, and (c) all of the other Property, all of (a) through (c) being free and clear of any and all liens, claims, UCC security interests, taxes, assessments and encumbrances of whatsoever kind or nature, except for the Existing Lease (which shall be terminated at Closing), the Permitted Exceptions and such other matters as shall be disclosed in the Pro Forma Commitment and Survey. To the best of their knowledge, no portion of the Property or the Epicure Premises is affected by any special assessment, pending or certified, whether or not constituting a lien thereon.

                             (v) Condition of Property. To the best of their
knowledge, all structures, improvements, systems, fixtures and equipment upon and/or within the Epicure Premises, including without limitation, all FF&E, conform to any and all applicable federal, state and local laws and are in good operating condition and order.


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                             (vi) Compliance with Laws. Except if and as set
forth on Schedule 6(A)(vi), to the best of their knowledge, (a) Seller holds valid and effective certificates of occupancy and all requisite zoning, building, safety, fire and health approvals and all other Licenses and Permits required by applicable law relating to the Epicure Premises and/or the operation of the Epicure Business and/or the Property, (b) Seller has not violated, in any material respect, any federal, state, local or foreign law, regulation or order, relating to the Epicure Premises and/or the operation of the Epicure Business and/or the Property, (c) Seller has not received any notice of any such violation, (d) the Epicure Licenses and Permits constitute all approvals, authorizations, consents, licenses, orders and permits of all governmental agencies, whether federal, state or local, related to the operation of the Epicure Business, the absence of which would adversely affect the Property or Buyer's use or operation thereof in the manner in which such assets are being used or operated as of the Execution Date, (e) all Epicure Licenses and Permits are in good standing, free from default or violation, are fully paid for, through the dates appearing therein, and (f) no circumstance exists which could prevent or interfere with the transfer of the Epicure Licenses and Permits to Buyer in connection with the transactions contemplated hereunder. In the event that Buyer discovers any violation of law prior to Closing, the same shall be governed by the provisions of Section 15(F) hereof.

                             (vii) Litigation. Except as set forth in Schedule
6(A)(vii) attached hereto and made a part hereof, there are no claims, disputes, actions, proceedings or investigations of any nature pending or, to their best knowledge, threatened against or involving Seller and/or the Epicure Business and/or the Epicure Premises and/or any portion of the Property ("Epicure Pending Litigation").

                             (viii) Insolvency. There are no attachments,
execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or, to the best of their knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller. Seller is not insolvent.

                             (ix) Ownership of the Personal Property and
Intangible Property. Except as set forth in Schedule 6(A)(ix) attached hereto and made a part hereof, Seller is the sole owner of all of the Personal Property and Intangible Property, free and clear of any and all liens, claims, taxes and encumbrances of whatsoever kind or nature. If any, Seller registered the Fictitious Names with the Florida Department of State under the Registration Number shown on Schedule 6(A)(ix) attached hereto and made a part hereof, which registration expires as shown on said Schedule, unless theretofore renewed. Seller owns or has the right to use all trademarks, trade names, service marks, service names, logos and copyrights which, individually or in the aggregate, are or have been used in connection with the operation of the Epicure Business (collectively, the "Epicure Protected Marks"). No such Epicure Protected Marks are in dispute or, to the best of their knowledge, are in conflict with any right of any other person or entity. Seller has the exclusive right to use the Epicure Protected Marks. The Seller Parties have advised Buyer that, (a) at one time (but not in the last five years), the Seller may have conducted business under the name "George Lazarus Meats", and (b) the name "George Lazarus Meats" is not part of the Property. To survive Closing, the Seller Parties agree, at no expense to them, to reasonably cooperate with Buyer in any effort of Buyer to register or otherwise protect the Epicure Protected Marks.

                             (x) Adjoining Property. Except for the SunTrust
Parking Lease, the SunTrust Parking Sublease (and the subsubleases referenced in the definition of the Uccello Immobilien Parking Premises contained in this Agreement) and the Special Parking Lease, there are no written or, to the best of their knowledge, other binding agreements between Seller and the owner or occupants of any lands adjoining or proximately located to the Epicure Premises affecting the use or enjoyment of either of the same.

                             (xi) No Condemnation. There is no pending or, to
the best of their knowledge, threatened, condemnation or similar proceeding affecting the Entire Premises.

                             (xii) Possession. To the best of their knowledge,
there are no parties in possession of any portion of the Entire Premises, other than (a) Seller under the Existing Lease

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and pursuant to its fee ownership of the Epicure Parking Premises, and (b) the
Third Party Tenants as defined in this Agreement.

                             (xiii) Other Information. Pursuant to the Property
Data Certification, to the best of their knowledge, the information therein provided pertaining to the Epicure Business, Epicure Premises and/or the Property, constitute true, accurate and complete listings of all of the items referenced therein in all material respects. To the best of their knowledge, all information provided and to be provided by Seller to Buyer in this Agreement or in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not materially false or materially misleading. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be true, complete and accurate records of such documents.

                             (xiv) Absence of Certain Changes. To the best of
their knowledge, there is no event or condition of any character relating to the Property, Epicure Business and/or Epicure Premises which would materially adversely affect the ability or right of Buyer to own and operate the Epicure Business on the Epicure Premises, as it is operated as of the Execution Date. Since the effective date of the Nine Month Statement, there has not been, to the best of their knowledge, any of the following which would adversely affect the ability or right of Buyer to own and operate the Epicure Business on the Epicure Premises, as it is operated as of the Execution Date, in any material respect except as set forth on Schedule 6(A)(xiv) attached hereto and made a part hereof: (a) any change in the Property or Epicure Business; (b) any damage, destruction or loss (whether or not covered by insurance) affecting the Epicure Business, Epicure Premises, or the Property; (c) except for non-material changes in the ordinary course of business (and except for one time bonuses Seller may give upon the Closing), any changes in compensation payable to or to become payable to any employee of Seller, any hiring of any employee or any change in any existing bonus or other similar plan, agreement or arrangement, nor has Seller amended any then existing, or adopted or entered into any new bonus or other similar plan, agreement or arrange ment; (d) any change in the accounting methods or practices followed by Seller with respect to the operation of the Epicure Business; (e) except for non-material changes in the ordinary course of business (and except for any changes to the Inventory in the ordinary course of business), any sale, lease, financing, abandonment or other disposition by Seller of any of the Property; (f) any material transaction concerning Seller outside the ordinary course of business; (g) except for changes in the ordinary course of business, any incurring of an obligation or liability (absolute or contingent), except for current liabilities incurred, and obligations under Executory Contracts entered into, in the ordinary course of business, consistent with past and current practices; (h) failure by Seller to satisfy any of its debts, obligations or liabilities related to the Epicure Premises, Epicure Business and/or the other Property, as the same become due and owing; and (i) any binding agreement or commitment by the Seller to do any of the foregoing.

                             (xv) Epicure Executory Contracts. (a) Other than as
identified in Schedule 6(A)(xv) attached hereto and made a part hereof, Seller is not party to any material executory contract affecting the Epicure Premises, Epicure Business and/or any portion of the Property; and (b) all Executory Contracts are in full force and effect, and, to the best of their knowledge, not in violation or default by any party thereto, nor, to the best of their knowledge, has there occurred any event, with the passage of time, the giving of notice, or both, may constitute a violation or default by any party thereto.

                             (xvi) Labor and Employment Matters.

                             (a) Seller is the sole operator and employer with
respect to the Epicure Business. Except as expressly disclosed on Schedule 6(A)(xvi)(a) attached hereto and made a part hereof, Seller (I) does not have any obligation, contingent or otherwise, under, nor any commitment or agreement to enter into, and no officer, director or employee of Seller is covered in respect of their employment by, any contract or any collective bargaining or union agreement with employees, executive compensation agreement, employee's profit sharing plan, deferred compensation, bonus, stock option, incentive, welfare, employee's stock purchase plan, or other similar agreement or benefit plan, or any other "employee benefit plan" within the meaning of

Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), (II) is not in default under any such agreement, (III) is not subject to any actual or threatened strike, work stoppage or slowdown, demand for collective bargaining or recognition by any labor organization, labor grievance proceeding, controversy with any labor or employee organization or claim or proceeding under any labor law, equal opportunity law or occupational safety and health law, (IV) is not a party to, or in any other manner participates in, any multi-employer pension plan, and (V) to the best of their knowledge, is in full compliance with all minimum wage and other labor laws, the violation of which would adversely affect the Epicure Business after Closing.

                      (b) To their best knowledge, Seller is in full compliance with all applicable provisions of ERISA, the regulations and published authorities thereunder and all other laws applicable with respect to all of the benefit plans referenced in the preceding paragraph (collectively the "Benefit Plans") in all respects. Seller has performed all of its obligations under all such Benefit Plans in all respects. There are no actions, suits or claims pending or, to their best knowledge, threatened against such Benefit Plans or their assets, or arising out of such Benefit Plans, and, to their best knowledge, no facts exist which could give rise to any such actions, suits or claims. Each of the Benefit Plans, at or prior to Closing, shall be terminated or continued in a manner by Seller without any liability or obligation of whatsoever kind or nature binding upon Buyer or any of the Property after Closing.

                      (c) Except as set forth in Schedule 6(A)(xvi)(c) attached hereto and made a part hereof, to the best of their knowledge, Seller has complied in all respects with, and is not in violation in any material respect of, applicable federal, state and local equal employment opportunity and other employment or labor statutes, laws and regulations with respect to its employees, including without limitation, those involving health and safety matters, the violation of which will adversely affect the Epicure Business after Closing.

                      (d) To the best of their knowledge, all group health plans ("Health Plans") have been operated in compliance with the group health plans continuation coverage requirements of Sections 162(k) (as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988) and 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), in all material respects to the extent such requirements are applicable and to the extent they would adversely affect the Epicure Business after Closing. Unless Buyer otherwise directs, each of the Health Plans shall be terminated or continued by Seller at Closing, and such termination or continuation may and shall be effected without payment of any compensation, and without any liability or obligation of whatsoever kind or nature binding upon Buyer or any of the Property.

                      (e) To the best knowledge of their knowledge, there has been no act or omission by Seller or any ERISA affiliate that has given rise or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Code.

[SPECIAL NOTE: THE PARTIES HERETO EXPRESSLY ACKNOWLEDGE AND REAFFIRM THAT, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY: (1) BUYER IS NOT BUYING OR ASSUMING ANY LIABILITIES OF SELLER, EXCEPT AS HEREIN EXPRESSLY PROVIDED; (2) THE PROVISION IN THIS AGREEMENT FOR VARIOUS REPRESENTATIONS AND CONDITIONS PERTAINING TO THE EMPLOYEES OF SELLER AND OTHER MATTERS SHALL NOT GIVE RISE TO ANY IMPLICATION OR INFERENCE THEREFROM THAT BUYER IS BUYING OR ASSUMING ANY EMPLOYMENT RELATED OR OTHER LIABILITIES OF SELLER; AND (3) SUCH REPRESENTATIONS AND CONDITIONS MERELY PERTAIN GENERALLY TO THE PURCHASE OF SELLER'S GOODWILL.]

                             (xvii) Taxes. Seller has complied in all material
respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities or is holding or otherwise reasonably arranged for payment not yet due to such authorities, all amounts required to be withheld from such employees of Seller for all periods through the Closing, and is not liable for any arrearages of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Seller has filed with the appropriate governmental agencies all required income, sales and use, employment and payroll, meal, franchise and other tax returns and tax reports with respect to the Property and the operation of the Epicure Business. Seller has not executed any waiver(s) which would have the effect of extending any applicable statute of limitations in respect of tax liabilities of the Seller that would adversely affect the Epicure Business or Property after Closing. Seller has paid or otherwise reasonably arranged for payment of all sales taxes, assessments, fees, and other government charges levied upon its assets and income or otherwise relating or attributable to the Property for all periods prior to the Closing. To the best of their knowledge, there is no unassessed tax deficiency that has been proposed or threatened against Seller by any taxing authority. No audits of any tax return are in progress, and there are not in force any agreements by Seller for the extension of time for the assessment or payment of any tax.

                             (xviii) INTENTIONALLY OMITTED.

                             (xix) Insurance. Seller maintains reasonable and
customary insurance policies, including, without limitation, general liability, property and personal liability insurance, which insure the Seller, its employees and such other parties to whom Seller may become liable against such losses and risks generally insured against by comparable businesses (collectively, the "Insurance Policies"). Seller shall obtain and maintain in full force and effect through the Closing all of its existing insurance polices at the same or substantially the same existing coverages, limits of liability and deductibles. Buyer, at its sole cost, shall be entitled (but not obligated) to bind additional coverage for the Epicure Business and/or the Epicure Premises or any part thereof prior to Closing, and Seller agrees to cooperate with Buyer with respect thereto.

                             (xx) Environmental. To their best knowledge,
neither the Property nor the Epicure Premises nor any part thereof is contaminated by or contains any Hazardous Sub stance, and Seller, the Property and the Epicure Premises comply and at all times have complied with each and every environmental law, rule, ordinance, regulation and code provision now in effect, which if violated would adversely affect the Epicure Business and/or the Property.

                             (xxi) No Undisclosed Liabilities. To their best
knowledge, other than general real estate and personal property taxes, the potential liability as set forth on Schedule 6(A)(vii) and obligations arising after Closing under the Executory Contracts identified on Schedule 6(A)(xv), Seller has no liabilities or obligations of any nature, whether absolute, accrued or contingent, and whether due or to become due which would adversely affect the Epicure Business or the Property or become the obligation of Buyer after the Closing, and do not know of any anticipated material increase in operating expenses of the Epicure Business for the year 1997 or 1998.

                             (xxii) Financial Statements. The Nine Month
Statements (and the financial statements for Seller's last three (3) years delivered to Buyer simultaneously therewith), and the 1997 Yearend Statements:
(a) present fairly the financial position, assets, and liabilities of Seller in conformity with generally accepted accounting principles consistently applied, and (b) are in accordance with the books and records of Seller. Seller has not engaged in any transaction, maintained any bank account or used any funds of Seller in the conduct of the Epicure Business except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Seller.

                      (B) Representations made by the Fee Owner. SUBJECT TO THE LIMITATIONS OF SECTIONS 6(C), 17(D) AND 18(D), the Fee Owner represents and warrants to Buyer, not to survive Closing (it being recognized that the New Lease shall contain representations and warranties), that:

                             (i) Organized and Good Standing. Fee Owner is a
general partnership duly organized, validly existing and in good standing under the laws of the State of Florida with full power to consummate the transactions contemplated herein. As of the Execution Date, the sole general partners of Fee Owner are Edward Thal and Leonard Thal. As of the Closing Date, the sole general partners of Fee Owner shall be Edward Thal and Leonard Thal, or trusts or family partnerships established under their estate plans, but which they control. All of the Epicure Parties represent to Buyer that the individuals executing this Agreement are competent to do so, and if such execution is by an attorney-in-fact, that such person is duly authorized by a legal, valid, binding and enforceable power of attorney.

                             (ii) Authorization of Agreement. Fee Owner has full
legal right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Fee Owner in connection herewith have been duly executed and delivered by Fee Owner, have been effectively authorized by all necessary action, partnership or otherwise, and constitute the legal, valid and binding obligations of Fee Owner.

                             (iii) No Conflicts. Except as set forth in Schedule
6(A)(iii) attached hereto and made a part hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) constitute or result in a breach of, or a default under, any term or provision of any agreement, license, franchise, or permit to which Fee Owner is a party or by which any of the Fee Owner Premises is bound, (b) to the best of its knowledge, constitute or result in a violation by Fee Owner of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, (c) result in an imposition of any encumbrance, restriction or charge on any of the Fee Owner Premises, or (d) conflict with or result in a violation of any provision of the partnership agreement of Fee Owner.

                             (iv) Ownership of the Fee Owner Premises. The Fee
Owner is the sole owner in fee simple of all of the Fee Owner Premises, free and clear of any and all liens, claims, taxes, assessments and encumbrances of whatsoever kind or nature, except for the Existing Lease (which shall be terminated at Closing), the Permitted Exceptions and such other matters as shall be disclosed in the Pro Forma Commitment and Survey. To the best of its knowledge, no portion of the Fee Owner Premises is affected by any special assessment, pending or certified, whether or not constituting a lien thereon.

                             (v) Condition of Property. To the best of its
knowledge, all structures, improvements, systems and fixtures upon and/or within the Fee Owner Premises conform to any and all applicable federal, state and local laws and are in good operating condition and order.

                             (vi) Compliance with Laws. Except as set forth in
Schedule 6(B)(vi) attached hereto and made a part hereof, to the best of its knowledge, (a) Fee Owner holds valid and effective certificates of occupancy and all requisite zoning, building, safety, fire and health approvals and all other Licenses and Permits required by applicable law relating to the Fee Owner Premises, (b) to the best of its knowledge, neither Fee Owner nor its tenants have violated, in any material respect, any federal, state, local or foreign law, regulation or order, relating to the Fee Owner Premises, (c) Fee Owner has not received any notice of any such violation, (d) to the best of its knowledge, the Licenses and Permits pertaining to the Fee Owner Premises, certified on Exhibit B, constitute all approvals, authorizations, consents, licenses, orders and permits of all governmental agencies, whether federal, state or local, related to the Fee Owner Premises, the absence of which would adversely affect the Fee Owner Premises, and (e) to the best of its knowledge, all such Licenses and Permits are in good standing, free from default or violation, and are fully paid for, through the dates set forth therein. In the event that Buyer discovers any violation of law prior to Closing, the same shall be governed by the provisions of Section 15(F) hereof.

                             (vii) Litigation. Except as set forth in Schedule
6(B)(vii) attached hereto and made a part hereof, there are no claims, disputes, actions, proceedings or investigations of any nature pending or, to its best knowledge, threatened, against or involving the Fee Owner Premises ("Fee Owner Pending Litigation").

                             (viii) Insolvency. There are no attachments,
execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings pending or, to the best of its knowledge, threatened against Fee Owner, nor are any such proceedings contemplated by Fee Owner. Fee Owner is not insolvent.

                             (ix) Adjoining Property. Except for the SunTrust
Parking Lease, the SunTrust Parking Sublease (and the subsubleases referenced in the definition of the Uccello Immobilien Parking Premises contained in this Agreement) and the Special Parking Lease, there are no written or, to the best of their knowledge, other binding agreements between Fee Owner and the owner or occupants of any lands adjoining or proximately located to the Fee Owner Premises and/or the Fee Owner Premises affecting the use or enjoyment of either of the same.

                             (x) No Condemnation. There is no pending or, to the
best of its knowledge, threatened, condemnation or similar proceeding affecting the Fee Owner Premises.

                             (xi) Possession. There are no parties in possession
of any portion of the Fee Owner Premises, other than (a) Seller under the Existing Lease, and (b) the Third Party Tenants under the Third Party Leases.

                             (xii) Other Information. Pursuant to the Property
Data Certification, to the best of its knowledge, the information therein provided pertaining to the Fee Owner Premises, constitute true, accurate and complete listings of all of the items referenced therein. To the best of its knowledge, all information provided and to be provided by Fee Owner to Buyer in this Agreement or in any other writing pursuant hereto does not and will not contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not materially false or materially misleading. Copies of all documents heretofore or hereafter delivered or made available to Buyer pursuant hereto were or will be true, complete and accurate records of such documents.

                             (xiii) Fee Owner Executory Contracts. (a) Other
than as identified in Schedule 6(B)(xiii) attached hereto and made a part hereof, Fee Owner is not party to any material executory contract affecting the Fee Owner Premises; and (b) all material Fee Owner Executory Contracts are in full force and effect, and to the best of its knowledge not in violation or default by any party thereto, nor to the best of its knowledge has there occurred any event, with the passage of time, the giving of notice, or both, may constitute a violation or default by any party thereto.

                             (xiv) Taxes. Fee Owner has paid all real estate and
personal property taxes and general and special assessments through the calendar year 1996. Fee Owner has paid or otherwise reasonably arranged for payment of all sales taxes, assessments, fees, and other government charges levied upon its assets and income or otherwise relating or attributable to the Fee Owner Premises for all periods prior to the Closing. To the best of its knowledge, there are no unassessed tax deficiency that has been proposed or threatened against Fee Owner by any taxing authority. No audits of any tax return are in progress, and there are not in force any agreements by Fee Owner for the extension of time for the assessment or payment of any tax. Fee Owner shall protect, defend, indemnify and hold Buyer harmless from and against any liability for sales tax attributable to the Fee Owner Premises that is unrelated to Buyer's use thereof after Closing.

                             (xv) No Conservation District. To its best
knowledge, the Fee Owner Premises is not subject to any historical, conservation or similar or other law restricting its use (other than building and zoning laws of general import in Miami Beach, Florida). However, given the that so much of the City of Miami Beach is undergoing restoration, the Fee Owner Premises may be subject to the foregoing restrictions. The Fee Owner has not undertaken any investigation to determine that fact.

                             (xvi) Insurance. Fee Owner maintains reasonable and
customary insurance policies, including, without limitation, general liability, property and personal liability insurance, which insure the Fee Owner and such other parties to whom Fee Owner may become liable against such losses and risks generally insured against by comparable property owners (collectively, the "Fee Owner Insurance Policies"). Fee Owner shall obtain and maintain in full force and effect through the Closing all of its existing insurance polices at the same or substantially the same existing coverages, limits of liability and deductibles. Buyer, at its sole cost, shall be entitled (but not obligated) to bind additional coverage for the Fee Owner Premises or any part thereof prior to Closing, and Fee Owner agrees to cooperate with Buyer with respect thereto.

                             (xvii) Environmental. To the best of its knowledge,
neither the Fee Owner Premises nor any part thereof is contaminated by or contains any Hazardous Substance, and Fee Owner and the Fee Owner Premises comply and at all times have complied with each and every environmental law, rule, ordinance, regulation and code provision now in effect, the violation of which would adversely affect the Fee Owner Premises.

                             (xviii) No Prohibitive Agreements. From and after
the Execution Date, Fee Owner shall not amend or enter into (or otherwise allow) any new covenants, restrictions, easements, agreements or encumbrances so as to prohibit the Epicure Business use or so as to materially adversely affect Buyer's rights or materially increase Buyer's obligations under the New Lease.

                             (xix) No Exclusives. Except for the Ace Exclusive
as defined in the New Lease, no leases currently respecting any portion of the Entire Premises contain any exclusive rights or restrictive covenants of any kind or nature.

                      (C) Effect of Representations. The representations and warranties set forth in Section 6(A) shall be true and correct as of the Execution Date and the Closing Date and shall survive the Closing for a period of eighteen (18) months thereafter; provided however, that if any breach of representation or warranty involves fraud, the applicable limitation shall be as provided in Fla. Stat. Setion 95.11(3)(j). Representations and warranties in
Section 6(B) shall not survive Closing (it being recognized that the New Lease shall contain representations and warranties). Subject to the provisions of
Section 15(F) hereof, in the event any of the representations made shall be untrue or misleading in any material respect, Buyer shall be permitted to terminate this Agreement prior to Closing (thereby entitling it to the return of the Deposit) and/or exercise the remedies as set forth in and limited by Section 18 hereof. Nothing contained in this Section 6 shall limit, reduce or otherwise affect the provisions of the New Lease.

               7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Epicure Parties that:

                      (A) Organization and Authority. Buyer is duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                      (B) Authorization of Agreement. Buyer has full legal

right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Buyer in connection herewith have been duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute the legal, valid and binding obligations of Buyer.

                      (C) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) constitute or result in a breach of, or a default under, any term or provision of any agreement, license, franchise, or permit to which Buyer is a party, (ii) constitute or result in a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or (iii) conflict with or result in a violation of any provision of the Articles of Incorporation or Bylaws of Buyer.

                      (D) Effect of Representations. Each of Buyer's representations and warranties set forth in this Section 7 shall be true and correct as of the Execution Date and the Closing Date and shall survive the Closing for a period of eighteen (18) months thereafter; provided however, that if any breach of representation or warranty involves fraud, the applicable limitation shall be as provided in Fla. Stat. Setion 95.11(3)(j). In the event any of the representations made shall be untrue or misleading in any material respect, Seller shall be permitted to terminate this Agreement prior to Closing and/or exercise the remedies as set forth in and limited by Section

18 hereof. Nothing contained in this Section 6 shall limit, reduce or otherwise affect the provisions of the New Lease.

               8.     SELLER'S COVENANTS.

                      (A) Operation of Epicure Business. From and after the Execution Date through Closing, Seller shall operate the Epicure Business substantially in accordance with prior practice and historical principles in the ordinary course of business, and in accordance therewith shall exercise continuous good faith and diligent efforts generally to maximize and promote the Epicure Business and its profit potential through Closing. Without limiting the generality of the first sentence in this Section 8(A), Seller shall not (except with the prior written consent of Buyer, which shall not be unreasonably withheld): (i) sell or transfer any of the Property, except (a) for Inventory in the ordinary course of business, and (b) other Personal Property, in the ordinary course of business where all or substantially all of the proceeds of such sale shall be utilized to replace such Property with equivalent or better property consistent with historic practices (or shall be conveyed to Buyer at Closing), (ii) mortgage, pledge, collaterally assign, hypothecate or encumber any of the Property; (iii) amend, modify, terminate or allow the lapse of any Executory Contract, except in the ordinary course of business substantially in accordance with prior practice; (iv) except in the ordinary course of business consistent with prior practice, grant any salary increases or benefits to any employee (except that Seller may pay bonuses that do not increase an employee's base salary and may give salary increases that expressly terminate on or before the Closing Date), or (v) unreasonably lessen or allow the lapse of any Insurance Policies, Health Plans or Benefit Plans for employees through and including the Closing Date. Seller shall not seek its utility deposits or take any action that would cause or permit the interruption of utilities to the Epicure Premises prior to Closing. Seller shall render bi-weekly reports to Buyer to keep Buyer reasonably apprised of its operation of business between the Execution Date and the Closing Date. Seller shall notify Buyer of any fact or occurrence or any pending or threatened occurrence of which Seller obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or any schedule hereto, or which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                      (B) Maintenance of Assets. Seller shall maintain the Epicure Premises and the Property in substantially its current state of repair, excepting normal wear and tear, until Closing. Until Closing, Seller, at its expense, shall make all repairs and replacements to the Epicure Business and the Epicure Premises in the same manner as the same have customarily and historically been made by Seller.

                      (C) Cooperation With Representatives. Seller shall reasonably cooperate with Buyer and Buyer's Representatives in providing information and materials pertaining to the operation of the Epicure Business in the manner and at the times provided in this Agreement. In addition, after the Loan Commitment Letter shall have been issued and a copy thereof delivered to the Seller Representative (or sooner upon the written waiver by Buyer of all conditions relating to Buyer's financing), Seller shall permit, subject to reasonable times, procedures and other standards to maintain confidentiality of this transaction and minimize disruption of Seller's business and which are mutually and reasonably acceptable to Seller and Buyer, a representative or employee of Buyer to visit from time to time the Epicure Business in order to observe the operations and business of the Epicure Business.

                      (D) Access to Books and Records. Both prior and subsequent to the Closing, Seller, upon the reasonable request of Buyer (and subject to the provisions of Section 19), shall grant Buyer access to all Epicure Books and Records in Seller's possession. The Seller Parties agree that for a period of one year following the Closing Date, Seller will provide Buyer copies of all Epicure Books and Records reasonably requested by Buyer at cost not exceeding copy center prices. Buyer agrees that for a period of one year following the Closing Date, Buyer will provide the Seller Representative copies of all Epicure Books and Records reasonably requested by the Seller Representative at cost not exceeding copy center prices. In addition, each party shall have continuing reasonable access to such Epicure Books and Records (to the extent they continue to exist) for purposes of defending itself in lawsuits, governmental investigations and similar proceedings.

                      (E)    Environmental Matters. SEE SECTION 26

                      (F) Compliance with Laws. Through Closing, Seller, at its sole cost and expense, shall (i) comply in all material respects with all laws affecting the Epicure Premises and/or the Epicure Business or any aspect thereof, and (ii) advise Buyer promptly of any change in any applicable law, regulation, restriction, ruling or order of which Seller receives notice, which in its reasonable judgment might materially affect the value or use of any of the Property or the Epicure Business.

                      (G) Epicure Licenses and Permits. Seller, at no cost to Buyer, shall maintain all Epicure Licenses and Permits in full force and effect through Closing. At Closing, Seller shall cooperate with Buyer to validly transfer all then existing Epicure Licenses and Permits, and/or (at Buyer's option) to cause the issuance of new equivalent licenses and approvals in favor of Buyer. With respect to the Liquor License, Seller shall comply with all reasonable requests of Buyer, and execute all applications and consents, necessary or appropriate, to process Buyer's application for a transfer of the Liquor License or to obtain a new identical license, immediately upon the Effective Date; provided however, that Seller shall not be obligated to undertake any action which would jeopardize the existing Liquor License and it is recognized and agreed that the Liquor License shall not be effectively transferred until Closing.

                      (H) Expenses of Parties. Notwithstanding anything to the contrary contained herein or otherwise, except for the assumption of post-Closing obligations under the Executory Contracts, Buyer shall have no liability for, and shall not be deemed to have assumed any, of Seller's unpaid expenses or accounts payable or otherwise with respect to the operation of the Epicure Business at any time prior to the Closing, except as expressly provided elsewhere in this Agreement. Except as otherwise expressly provided in this Agreement, none of the Epicure Parties shall have any liability for Buyer's attorneys' fees, investigative expenses and other expenses incurred by Buyer in connection with this transaction.

                      (I) Executory Contracts. Until Closing, Seller, at its sole cost and expense, shall maintain, and keep in full force and effect, all Executory Contracts, except as otherwise provided herein, in the ordinary course of business. Seller, at its sole cost and expense, shall use its best efforts as promptly as possible after commencement of the Audit to obtain and deliver to Buyer estoppel letters, in form and substance as may be reasonably requested by Buyer (collectively, "Estoppels") from all written or other material Executory Contract parties (excepting the Third Party Tenants) as may be reasonably requested by Buyer, including without limitation, from the Existing Mortgagees, respecting the Existing Mortgages (and the Epicure Parties, as applicable, using best efforts to provide Buyer with non-disturbance protection, as Buyer may reasonably request, and affirmatively limiting the collective amount of any mortgages encumbering the Entire Premises as provided in the New Lease). The parties hereto acknowledge and agree that Fee Owner shall have the right to seek additional financing from SunTrust, encumbering Fee Owner's interest in the Fee Owner Premises before Closing as Fee Owner may elect, subject to the following terms and conditions precedent: (1) the total sum due under all mortgages, including the prospective new financing, encumbering any portion of the Fee Owner Premises (except for mortgages placed by Buyer after Closing respecting its leasehold interest) shall not exceed $2,500,000, and there shall be no prepayment prohibition, penalties or premiums, (2) at the time of any such financing, Fee Owner, at its expense, shall deliver to Buyer a true, correct and complete copy of the MAI appraisal of the Fee Owner Premises used by SunTrust ("Appraisal"), (3) the Appraisal shall evidence that the fair market value of the Fee Owner Premises is not less than $4,000,000, and (4) in conjunction with seeking such financing, Fee Owner shall use its best efforts to obtain non-disturbance protection in favor of Buyer, as Buyer may reasonably request. Buyer shall not be permitted to request Estoppels from all of Seller's suppliers; it being intended that Buyer initially may only perform a "spot check" of the same, and thereafter, shall seek additional Estoppels from Seller's suppliers only for reasonable cause. With respect to the Third Party Tenants, Fee Owner may elect either to (a) provide Estoppels containing customary information as reasonably requested by Buyer, or (b) not provide such Estoppels, and

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

in lieu thereof, to represent to and in favor of Buyer the information that would be contained in such Estoppels.

                      (J) Upgrades Prior to Closing. Notwithstanding the provisions of Section 8(A) hereof, (i) between the Execution Date and the Closing Date, Seller shall be permitted to make, without Buyer's consent, any capital improvements to the Epicure Premises Seller may elect to make so long as the same are (a) in the ordinary course of business and in accordance with prior practice, (b) fully paid for by Seller prior to Closing, and (c) unless otherwise approved by Buyer, fully completed prior to Closing (such permitted improvements being the "Permitted Upgrades"), and (ii) at Closing (and only if Closing occurs), Buyer shall reimburse Seller for the reasonable, actual and verifiable expenses incurred by Seller in connection with the Permitted Upgrades, provided that with respect to such reimbursements, the collective amount thereof shall not exceed $50,000 and (a) prior to incurring any such expenditure, Buyer shall have agreed in advance to reimburse Seller therefor,
(b) prior to such reimbursement, the Permitted Upgrade shall be completed (except as otherwise approved by Buyer), (c) prior to such reimbursement, the amount sought to be reimbursed shall not exceed the amount approved by Buyer in advance, and (d) prior to such reimbursement, Seller shall have delivered to Buyer reasonable and verifiable evidence of the completion of such Permitted Upgrade and payment therefor. The Permitted Upgrades contemplated as of the Execution Date are identified on Schedule 8(J) attached hereto and made a part hereof, which Buyer hereby consents to.

               9.     NEW LEASE AND FEE OWNER PREMISES.

                      (A) Termination of Existing Lease. At Closing, Seller and Fee Owner shall terminate the Existing Lease, effective as of Closing (and Fee Owner acknowledges that Buyer shall have no liability or obligation for any rents, charges or other sums accruing under the Existing Lease or otherwise in any way respecting the Epicure Leased Premises [except to the extent that Buyer receives a credit for same at Closing] prior to the Closing). At Closing, Seller shall vacate and surrender sole and exclusive possession of the Epicure Premises in accordance with the provisions hereof.

                      (B) New Lease. At Closing, Buyer and Fee Owner shall mutually execute and deliver the New Lease (including the Memorandum of Lease attached thereto). Between the Execution Date and Closing, Fee Owner shall not commit or permit any act which might violate the Existing Lease (in a manner which may affect the Fee Owner Premises or the Property) or the New Lease.

               10.    EMPLOYEE MATTERS.

                      (A) Agreements with Harry and Mitchell - At Closing, Buyer and Harry shall enter into an Employment Agreement. At Closing, Buyer and Mitchell shall enter into an Employment Agreement. Between the Execution Date and Closing, neither Harry nor Mitchell shall (a) materially and adversely deviate from their past Epicure Business practices, (b) make any disclosure of any Confidential Information, other than in the normal pursuit of the Epicure Business, or (c) become indicted for any felony.

                      (B) Compliance with Labor Laws - Seller shall comply in all material respects with all applicable laws, rules and regulations with respect to all employee and labor issues including, but not limited to, filing any notices and paying all accrued but unpaid periodic compensation, vacation pay, sick pay and other employee benefits due and owing to such employees through Closing. Seller shall pay and shall protect, defend, indemnify and hold Buyer harmless from and against any and all costs and expenses arising out of the termination of such employees by Seller.

                      (C) Agreements with Key Employees and Other Employees - At Closing, Buyer shall offer to re-hire, (i) for the ensuing one year period, Seller's chief financial officer, assistant manager, receiving manager and head chef (provided that each of these four individuals ("Key Employees") shall deliver to Buyer an Employee Confidentiality Agreement [defined below] at Closing and provided that, within three (3) business days after the commencement of the Audit, the Key Employees shall satisfy Buyer's customary and conventional hiring

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



requirements which Buyer shall waive or approve within seven (7) business days after commencement of the Audit [or Closing, if earlier]), each at an annualized salary equal to their respective salaries comprised as a part of the Nine Month Statement (so long as the same do not exceed industry standards), and (ii) on an "at will" basis, Seller's other full-time employees as of the Closing Date (provided that each of these other employees (collectively "Other Employees") shall satisfy Buyer's customary and conventional hiring requirements which Buyer shall waive or approve during the Due Diligence Period), each at compensation equal to their respective compensations comprised as a part of the Nine Month Statement (so long as the same do not exceed industry standards). Notwithstanding the foregoing, Buyer shall not be required to offer to re-hire
(a) any Other Employees that do not satisfy Buyer's customary and conventional hiring requirements, (b) up to forty-nine (49) full-time Other Employees.

               All employment arrangements contemplated in this Section 10(C) shall be subject to Buyer's employment policies, guidelines and fringe benefits. Seller shall be responsible to its employees for any accrued vacation pay, sick pay and other benefits, with respect to all periods prior to Closing. Buyer shall have no obligations at all with respect to the same. Seller and Buyer shall reasonably cooperate with one another with respect to the processing of the employment applications (x) of the Key Employees prior to the expiration of the 30 Day Review Period, and (y) of the Other Employees prior to the expiration of the Due Diligence Period.

               Seller and Buyer shall cooperate with one another so that Buyer may obtain, prior to Closing, purportedly enforceable and proper non-compete, non-solicitation, non-disclosure and confidentiality agreements in form and substance reasonably satisfactory to Buyer ("Employee Confidentiality Agreements") from all senior management employees and other employees who may have acquired confidential information pertaining to the Epicure Business as may be reasonably required by Buyer. However, the obtaining of such Employee Confidentiality Agreements from other than the Seller Parties shall not be a condition to Closing.

               As to any employee who after the Execution Date may be sought to be re-hired by Buyer for a period following Closing, and for a period of two (2) years after the Closing Date, none of the Seller Parties, without the prior written consent of the Buyer Representative, directly or indirectly (through affiliates or otherwise), shall offer or accept employment of any such employee, or directly or indirectly influence any such employee not to accept employment with Buyer. Moreover, from the Execution Date through the date which is two (2) years after the Closing or the other termination of this Agreement, none of the Seller Parties, without the prior written consent of the Buyer Representative, directly or indirectly (through affiliates or otherwise), shall offer or accept employment of any JFD employee, or directly or indirectly influence any such JFD employee not to continue employment with JFD. Buyer shall be entitled (but shall not be obligated) to offer employment to all such employees upon such terms and conditions of employment as Buyer may elect in its sole, absolute and unbridled judgment.

               Without limiting the generality of Section 25(I), (a) none of the Key Employees or the Other Employees is a third party beneficiary of this Agreement, and (b) no such party is entitled to any rights or remedies arising out of this Agreement.

                      (D) Restriction Against Buyer. In the event Closing shall not occur for any reason, then for a period of two (2) years following the termination of this Agreement, Buyer, without the prior written consent of the Seller Representative, shall not be permitted, directly or indirectly (through affiliates or otherwise), to offer or accept employment of any employee of Seller (unless such employee solicits Buyer), or directly or indirectly to influence any such employee not to continue employment with Seller.

               11. COVENANT NOT TO COMPETE. NON-SOLICITATION.

                      (A) Definitions. For the purposes of this Section 11, the following terms shall have the meanings ascribed to them below: (i) "Covenant Term" shall mean a period beginning on the Closing Date and ending five (5) years from the Closing Date (subject to the provisions of the Employment Agreement); and (ii) "Covenant Territory" shall mean (a) any state other than California, Florida, New York and Illinois in which Buyer may conduct a

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


grocery or restaurant business prior to the operation of such business in such state by the subject Selling Party, and (b) the states of California, Florida, New York and Illinois.

                      (B) Non-Compete. During the Covenant Term, the Seller Parties, covenant and agree that, provided this Agreement has not been terminated, none of them, directly or indirectly, shall own (except for an interest of one (1%) percent or less, or five (5%) percent in the case of a publicly traded company), operate, manage or consult to any (i) grocery store or supermarket or (ii) Jewish style delicatessen restaurant or Jewish style delicatessen restaurant chain or (iii) bagel restaurant or bagel restaurant chain, or (iv) any business, other than a "white tablecloth" restaurant or fast food (but non-bagel) restaurant, that sells food and/or beverages for on or off premises consumption, in any case of (i), (ii), (iii) or (iv) having any operation in the Covenant Territory. Notwithstanding anything contained in this Agreement, Harry shall not be liable for any breach of this Article 11 by Mitchell, and Mitchell shall not be liable for any breach of this Article 11 by Harry.

                      (C) Non-Disclosure of Information. During the Covenant Term, the Seller Parties covenant and agree that none of them, directly or indirectly, shall use, disseminate or disclose any Confidential Information to any person or entity for any reason or purpose whatsoever.

                      (D) Non-Solicitation. During the Covenant Term, the Seller Parties covenant and agree that none of them, directly or indirectly, shall (i) induce or encourage, or attempt to, any employee, supplier or customer to terminate or in any way adversely affect his or her relationship with Buyer, JFD or the Epicure Business, (ii) employ or attempt to employ any employees of the Epicure Business, employed at any time during the Covenant Term.

                      (E) Limitations on Scope. In the event that the provisions of this Section 11 should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, or otherwise shall be deemed unenforceable by any law, then such provisions shall be and are hereby reformed to the maximum scope, time, geographic or other limitations permitted by such applicable law. The Seller Parties hereby expressly agree that this
Section 11 is a material and substantial part of this Agreement and that (i) the geographic limitations are reasonable; (ii) the time limitations are reasonable; and (iii) after reviewing the presumptions identified in Fla. Stat. Setion 542.335(1), the covenants are not made for the purpose of eliminating competition per se and are reasonably related to a legitimate business interest of Buyer, as provided in all of Fla. Stat. Setion 542.335(1)(b). In light of the direct benefit that each of the Seller Parties shall receive from the sale of assets as provided in this Agreement, each of the Seller Parties is intended to be characterized as a seller of all or a part of the assets of a business, as provided in Fla. Stat. Setion 542.335(1)(d)3. Additionally, because the sale of assets contemplated herein expressly includes the sale of trade secrets, the parties hereto further intend that the provisions of Fla. Stat. Setion 542.335(1)(e) shall apply.

                      (F) Buyer Remedies: Because a breach of the provisions of this Section 11 could not be adequately compensated by money damages, Buyer shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case (if permitted by law) no bond or other security shall be required in connection therewith. The Seller Parties hereby consent to the issuance of such injunction. Nothing herein shall be construed as prohibiting Buyer or JFD from pursuing any other remedies available to it for such breach or threatened breach.

                      (G) Separate Covenants. The parties intend that the covenants contained in this Section 11 shall be construed as a series of separate covenants (with identical terms except geographic coverage) for each county specified herein. If any provision of this Section 11, as applied to any party or to any circumstances, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. If any provision of this Section 11, or any part thereof, is held to be unenforceable, the provisions of this
Section 11 shall be modified so that the restrictions imposed hereby are no greater than would otherwise be permissible under applicable law.

               12.    CONDITIONS TO CLOSING.

                      (A) Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be, at the option of Buyer, subject to the fulfillment, at or prior to the Closing Date, of all of the following additional conditions (subject to the last paragraph of this Section 12(A)):

                             (i) Representations and Warranties True. The
representations and warranties of all of the Epicure Parties contained in this Agreement (and in any other document delivered pursuant hereto) shall be true and correct in all material respects at and as of the Closing (except to the extent any inaccuracy does not adversely affect the Epicure Business, Property or the Entire Premises), and each representation and warranty made therein limited to the knowledge of any party shall be true and correct itself in all material respects at and as of the Closing (except to the extent any inaccuracy does not adversely affect the Epicure Business, Property or the Entire Premises), regardless of the knowledge of such party.

                             (ii) Seller's Performance. Each of the material
obligations of the Epicure Parties to be performed at or before Closing shall have been performed in all respects at or before Closing.

                             (iii) UCC Search and Title Insurance. Any updated
UCC-11 Search performed by Buyer within five (5) days prior to the date of Closing shall reflect no financing statements of other filings against any of the Property pursuant to the Uniform Commercial Code, except if and as previously approved in writing by Buyer. The title insurer shall delete all of the requirements and the "standard exceptions" contained in the Title Commitment.

                             (iv) Inventory. The Inventory shall be in good and
saleable condition, subject to ordinary obsolescence and consistent with historic experiences.

                             (v) Absence of Certain Changes. There shall have
been no occurrence in violation of the provisions of Sections 6(A)(xiv) [as updated pursuant to Section 14(A)x] or 8(A) hereof. Neither Harry nor Mitchell shall have died or become materially disabled or incapacitated.

                             (vi) Completion of Audit. The Auditors shall have
completed the Audit of the Epicure Business in form and substance satisfactory to Buyer, in its sole, but reasonable judgment, such that (a) the 1997 Yearend Statements are confirmed to be true, correct and complete in all material respects, and (b) all requisite regulatory and other legal requirements have been fully met and satisfied in all material respects.

                             (vii) Estoppels and Non-Competes. (a) The parties
to the Executory Contracts with respect to which Buyer has reasonably requested Estoppels according to the terms of this Agreement shall have delivered the Estoppels to Buyer, and the information contained therein shall not render untrue any material statement of the Epicure Parties arising out of this Agreement, and otherwise shall verify all representations contained herein and the satisfaction of all conditions contained herein related thereto in all material respects; and (b) all of the Seller Parties shall have delivered to Buyer the Employee Confidentiality Agreements; and (c) the Seller Parties, at their expense, shall have obtained and delivered to Buyer, all necessary or appropriate consents to the assignment of the SunTrust Parking Sublease (and the Seller Parties agree to use their best efforts to obtain the same).

                             (viii) Utilities. All electrical, water, sanitary
and storm sewer and telephone utilities are available to the Epicure Premises on the Closing Date in sufficient capacities to fully service the Epicure Business as historically conducted. With respect to the current and past usage of utilities, there shall be no monies due except for current usage charges in the ordinary course of business (which shall be prorated at Closing).

                             (ix) No Prohibitive Agreements. Fee Owner shall not
have amended or entered into (or otherwise allowed) any new covenants, restrictions, easements, agreements or encumbrances so as to prohibit the Epicure Business use or so as to materially adversely affect Buyer's rights or materially increase Buyer's obligations under the New Lease.

               Subject to the provisions of Sections 4(A) and 15(F), in addition to other matters set forth in this Agreement, if any of the foregoing conditions have not been waived in writing by the Buyer, or fully satisfied by the date which is three (3) months from and after the Effective Date, then, at any time thereafter (or earlier, if the Buyer determines that any condition may not be fully satisfied by the such date), the Buyer may terminate this Agreement by delivering written notice of such termination to the Seller Representative. In the event of such termination, (a) this Agreement effectively shall be terminated as of the date of such notice, (b) Escrow Holder shall immediately deliver the Deposit to Buyer, (c) Buyer shall return to the Seller Representative all Confidential Information and any Returnable Items, and (d) the parties thereafter shall be relieved of all liability and obligations arising hereunder, except as otherwise expressly provided in this Agreement.

               Notwithstanding the immediately preceding paragraph, Buyer shall not be permitted to terminate this Agreement after the earlier of (a) the expiration of the Due Diligence Period, or (b) the commencement of the Audit by reason of any of the conditions described in this Section 12(A) if, prior to such earlier date, Buyer shall have discovered, or with the exercise of reasonable diligence should have discovered, the failure of such condition.

                      (B) Conditions to Obligations of the Epicure Parties. The obligations of the Epicure Parties to consummate the transactions contemplated hereby shall be, at the option of the Seller Representative, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions (subject to the last paragraph of this Section 12(B)):

                             (i) Representations and Warranties True. The
representations and warranties of Buyer contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and each representation and warranty made therein limited to the knowledge of Buyer shall be true itself, regardless of the knowledge of such Buyer.

                             (ii) Performance of Covenants. Each of the material
obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been performed on or before the Closing Date.

               In addition to other matters set forth in this Agreement, if any of the foregoing conditions have not been waived in writing by the Seller Representative, or fully satisfied by the date which is three (3) months from and after the Effective Date, then, at any time thereafter (or earlier, if the Seller Representative reasonably determines that any condition may not be fully satisfied by the such date), the Seller Representative may terminate this Agreement by delivering written notice of such termination to Buyer. In the event of such termination, (a) this Agreement effectively shall be terminated as of the date of such notice, (b) Escrow Holder shall immediately deliver the Deposit to Buyer, (c) Buyer shall return to the Seller Representative all Confidential Information and any Returnable Items, and (d) the parties thereafter shall be relieved of all liability and obligations arising hereunder, except as otherwise expressly provided in this Agreement.

               Notwithstanding the immediately preceding paragraph, the Epicure Parties shall not be permitted to terminate this Agreement after the earlier of
(a) the expiration of the Due Diligence Period, or (b) the commencement of the Audit by reason of any of the conditions described in this Section 12(B) if, prior to such earlier date, any of the Epicure Parties shall have discovered, or with the exercise of reasonable diligence should have discovered, the failure of such condition.

               13. CLOSING AND POSSESSION. At Closing, Seller shall deliver possession and enjoyment of all of the Property to Buyer, and thereupon, Buyer shall have the immediate right to possess, develop, use, sell, encumber and/or transfer the Property, and all and any part thereof for its own account to the total exclusion of Seller.

               14.    DELIVERIES AT CLOSING.

                      (A) Deliveries by Seller. At Closing, Seller shall deliver to Buyer the following original documents, and where appropriate, duly executed (including proper witnesses, acknowledgments, seals and other requisite formalities):

                             i. Bill of Sale, respecting all of the Personal
Property. At Closing, Seller shall deliver all Personal Property to Buyer at the Epicure Premises, free and clear of all liens, claims, taxes and encumbrances of whatsoever kind or nature (except as otherwise provided herein);

                             ii. Assignment of Intangible Property;

                             iii. Title affidavit of no liens, "gap", and
exclusive possession and such other matters as required by the Title Company to enable the Title Company, at Closing, to delete the requirements set forth in Schedule B-1 of the Title Commitment and the "standard exceptions" set forth in Schedule B-2 of the Title Commitment, to the extent required by Seller under
Section 5;

                             iv. Closing Statement;

                             v. An Assignment and Assumption of the Executory
Contracts to be assigned in accordance with the terms hereof [this instrument shall contain reciprocal indemnity and other language whereby the Seller Parties shall be responsible for all periods prior to the Closing, and Buyer shall be responsible for all periods subsequent to the Closing]. Seller shall also deliver the originals or copies certified by Seller to be true, correct and complete copies of such Executory Contracts to Buyer at Closing;

                             vi. Affidavit of Payment of Sales Taxes, and
Transferee Certificate (if available, at Seller's election, prior to Closing);

                             vii. An assignment of any and all warranties and
guaranties, pertaining to the Epicure Premises and/or the Epicure Business. Such assignment shall provide that Seller will reasonably cooperate with Buyer to secure performance by any warrantor for work which should be performed by any warrantor pursuant to any of the warranties. Seller shall also deliver all original warranties, or copies of warranties certified by Seller to be true, correct and complete, to Buyer at Closing;

                             viii. An assignment of all Epicure Licenses and
Permits (excluding the Liquor License), together with originals or copies of all Epicure Licenses and Permits [this instrument shall contain reciprocal indemnity and other language whereby the Seller Parties shall be responsible for all periods prior to the Closing, and Buyer shall be responsible for all periods subsequent to the Closing];

                             ix. Such documents as shall be necessary to enable
Buyer to receive a transfer of the Liquor License, or a new identical license respecting the Epicure Business;

                             x. Affidavit from the Seller Parties, ratifying and
reaffirming that all representations made by the Seller Parties herein are true, correct and complete, as though fully set forth as of the Closing Date.

                             xi. Special Warranty Deed ("Parking Deed"),
respecting the Epicure Parking Premises, together with Florida Department of Revenue Form DR-219.

                             xii. A non-foreign status certification signed by
the Seller under penalties of perjury, containing the following: (x) the Seller's U.S. Taxpayer Identification Numbers; (y) the address of the Seller; and (z) a statement that Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the Code).

                             xiii. To the extent available, all keys and/or
combinations to all locks, including but not limited to, all keys and/or combinations to any safes at the Epicure Business, keys and/or combinations to all door locks or equipment being conveyed as Personal Property (and an accounting for keys in possession of others), which keys and/or combinations shall be marked and identified;

                             xiv. Such corrective instruments as may be required
to deliver good, marketable and insurable title, subject to the provisions of
Section 5(A) hereof;

                             xv.Termination of the Existing Lease;

                             xvi. Notice terminating all employees of Seller,
effective as of the Closing Date;

                             xvii. If any Fictitious Names exist: Assignment of
the Fictitious Names, together with Application for Cancellation and Registration of Fictitious Names or such other governmental forms as shall be related thereto.

                             xviii. The Estoppels.

                             xix. (a) A copy of Seller's Amendment to its
Articles of Incorporation, effectively changing the corporate name of Seller so as not to contain the words "Hostess", "Pantry", "Epicure" or "Market". Seller shall file such amendment with the Secretary of State, State of Florida, immediately following Closing; and (b) A copy of Seller's Amendment to the Articles of Incorporation of Hostess Pantry, Inc., a Florida corporation, effectively changing the corporate name of Seller so as not to contain the words "Hostess", "Pantry", "Epicure" or "Market". Seller shall file such amendments with the Secretary of State, State of Florida, immediately following Closing.

                             xx. Such resolutions, authorizations, certificates
of good standing and/or other corporate or partnership documents relating to Seller and its shareholders, officers and/or directors as are reasonably required by Buyer or the Title Company in connection with the transactions contemplated under this Agreement; and

                             xxi. Such further instruments of sale, transfer,
conveyance, assignment or delivery covering the Property or any part thereof as Buyer or the Title Company may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Property to be transferred to Buyer under this Agreement.

                      (B) Deliveries by Buyer. At the Closing, Buyer shall duly execute the following original documents (including proper witnesses, acknowledgments, seals and other requisite formalities), and deliver the same to the Seller Representative for disbursement as appropriate:

                             i. The Assignment and Assumption of Executory
Contracts;

                             ii. The Closing Statement;

                             iii. The New Lease, including the Memorandum of the
New Lease;

                             v. The Employment Agreements (and related stock
option agreements) with Harry and Mitchell (and Harry and Mitchell shall likewise execute and deliver the same);

                             vi. The employment agreements with the Key
Employees (subject to the provisions hereof and provided the Key Employees likewise execute and deliver the same).

                             vii. Such resolutions, authorizations, certificates
of good standing and/or other corporate documents relating to Buyer as are reasonably required by Seller in connection with the transactions contemplated under this Agreement; and

                             viii. The monies as required hereunder, which shall
be in the form of cash, local cashier's check or federal wire transfer;

                             ix. The $500,000 Note;

                             x. A form of guaranty by JFD if this Agreement is
assigned by JFD to an affiliate prior to Closing; and

                             xi Affidavit, ratifying and reaffirming that all
representations made by Buyer herein are true, correct and complete, as though fully set forth as of the Closing Date.

                      (C) Deliveries by the Fee Owner. At Closing, the Fee Owner shall deliver to Buyer the following original documents, and where appropriate, duly executed (including proper witnesses, acknowledgments, seals and other requisite formalities):

                             i. The Termination of the Existing Lease;

                             ii. The New Lease (including the Memorandum of the
New Lease;

                             iii. Title affidavit of no liens, "gap", and
exclusive possession and such other matters as required by the Title Company to enable the Title Company, at Closing, to delete the requirements set forth in Schedule B-1 of the Title Commitment and the "standard exceptions" set forth in Schedule B-2 of the Title Commitment, to the extent required by Seller under
Section 5;

                             iv. A non-foreign status certification signed by
the Fee Owner under penalties of perjury, containing the following: (x) the Fee Owner's U.S. Taxpayer Identification Numbers; (y) the address of the Fee Owner; and (z) a statement that Fee Owner is not a foreign person within the meaning of Sections 1445 and 7701 of the Code).

                             v. Affidavit from the Fee Owner, ratifying and
reaffirming that all representations made by the Fee Owner herein are true, correct and complete, as though fully set forth as of the Closing Date.

                             vi. Such resolutions, authorizations, certificates
of good standing and/or other partnership documents relating to the Fee Owner (and its and their constituent partners) as are reasonably required by Buyer or the Title Company in connection with the transactions contemplated under this Agreement.

                             vii. Such further instruments as Buyer or the Title
Company may reasonably require to assure the full and effective consummation of the transactions contemplated hereby. To the extent that Leonard Thal and/or Edward Thal own any of the Fee Owner Premises in their individual capacities, the Fee Owner shall cause such individuals to take such action and execute such documents as shall be reasonably required by the title insurer to consummate the transactions contemplated herein.

                      (D) By All Parties. All parties hereto shall each execute and deliver such other instruments consistent with this Agreement as are reasonably required to effectuate the transactions contemplated under this Agreement.

               15. PRORATIONS AND ADJUSTMENTS. It is intended that Buyer is acquiring all of Seller's right, title and interest in and to the Property, as of the Closing, free and clear of all obligations, liabilities, claims, debts, taxes, liens and encumbrances, except as otherwise expressly provided herein. Subject to the other provisions of this Agreement, there shall be no prorations between the parties except as follows:

                      (A) Utilities. Utility meters will be read, to the extent that the utility company will do so, on the Inventory Date, with charges to that time paid by Seller and charges

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

thereafter paid by Buyer. Seller and Buyer shall cooperate with one another, after Closing, to make arrangements with the utility companies to return to Seller all utility deposits made by Seller prior to Closing, with no interruption in service.

                      (B) Taxes. Real estate and personal property taxes with respect to the Property shall be prorated through the date prior to the Closing Date; provided however, such taxes shall be adjusted between the parties hereto from time to time after the Closing Date when such amounts become fixed, if the amounts calculated on the Closing Date with respect thereto differ from such fixed amounts. If the Closing Date shall occur before the tax is fixed for the then current year, the apportionment shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. With respect to sales taxes, Seller shall cooperate with Buyer and the Florida Department of Revenue in obtaining, as soon as possible after Closing (or sooner at Seller's election), a Transferee Liability Certificate ("Transferee Certificate") from the Florida Department of Revenue such that Buyer shall not have any liability for Seller's failure to pay sales taxes. The Seller Parties, jointly and severally, shall protect, defend, indemnify and hold Buyer harmless from and against any liability for sales tax attributable to the Epicure Business. If Buyer shall not have obtained the Transferee Certificate by Closing, Buyer may not withhold any sum from the Closing Payment, but until the Transferee Certificate shall be delivered to Buyer (and shall show that no monies are due or show evidence of payment thereof), Buyer shall be permitted to withhold any sums which may be due to the State of Florida for Seller's unpaid sales taxes against the $500,000 Note. No other amounts may be setoff against the Note.

                      (C) Inventory. Seller and Buyer agree to reasonably cooperate with each other to conduct an inventory of the Inventory on the date which is two (2) days prior to the Closing Date or other date which may be mutually agreeable to Seller and Buyer (in either case, the "Inventory Date"). At Closing, Buyer shall buy from Seller, and Seller shall sell to Buyer, all Inventory existing as of the Inventory Date, as modified through the Closing Date. In addition to the Purchase Price, for such Inventory, Buyer shall pay to Seller, at Closing, an amount ("Inventory Price") equal to the excess, if any, between the actual cost to Seller of the Inventory and the accounts payable relating to the Inventory, as of the Inventory Date. Buyer shall be responsible for the payment of all Inventory payables ("Inventory Payables") for the Inventory not sold by the Inventory Date, as of the Inventory Date. Seller shall be responsible for the payment of all payables relating to Inventory sold by the Inventory Date. For purposes of calculating the amounts due for Inventory, the parties shall assign values to the Inventory equal to the actual cost of such items based upon Seller's invoices, less rebates, discounts and other credits, or if such actual cost/depreciation data is not available, then the value shall be based on the parties' good faith estimate of the current fair market value of the particular item(s) of the Inventory. Seller represents that, in the ordinary course of business, it generally pays its Inventory Payables within thirty (30) days of incurring the same, and shall continue to do so until the Inventory Date.

                      (D) Credit for Accounts Receivables - The parties recognize that Seller shall retain all right, title and interest in and to all Epicure Business bona fide accounts receivables accruing prior to the Inventory Date; provided that a true, correct and complete list ("A/R List") of the same is delivered to Buyer in writing on the Inventory Date. At Closing, Buyer shall be entitled to a credit against the Purchase Price in an amount equal to fifty (50%) percent of the face amount of all accounts receivable existing as of the Inventory Date, as shown on the A/R List, up to $75,000 (i.e. Buyer's 50% credit shall not exceed $37,500). At all times prior to the Inventory Date, Seller shall maintain its accounts receivable in the ordinary course of business, as conducted prior to the date of this Agreement.

                      (E) Rents. In light of the fact that, as of Closing, the Existing Lease shall be terminated between the Fee Owner and Seller, and the New Lease shall be entered into between the Fee Owner and Buyer, rents and charges relating thereto shall not be prorated between Seller and Buyer.

                      (F) $75,000 Credit. Notwithstanding anything to the contrary, (a) if the collective cost associated with (1) curing any non-compliance of any of the Seller Parties hereunder, (2) compensating Buyer for any misrepresentation of any of the Seller Parties hereunder, and/or (3) curing any failed condition hereunder, is $75,000 or less, then, (i) Seller shall be obligated to pay such sums prior to Closing, or at Seller's option, to provide an offset against the Purchase Price for such sums, and (ii) Buyer shall not be permitted to terminate this Agreement with respect to such matters, and
(b) if the collective cost associated with (1) curing any non-compliance of any of the Seller Parties hereunder, (2) compensating Buyer for any misrepresentation of any of the Seller Parties hereunder, and/or (3) curing any failed condition, is more than $75,000, then, Buyer shall be permitted to terminate this Contract unless Seller, at its sole option, pays all such sums, including such excess, prior to Closing or agrees to provide an offset against the Purchase Price for all such sums, including such excess. Nothing contained in this Section 15(F) shall infringe, reduce or otherwise affect Buyer's rights to terminate this Agreement as elsewhere provided in this Agreement, for matters which shall not be completely cured and satisfied by the mere payment of money prior to or at Closing.

                      (G) Governmental Liens/Epicure Licenses and Permits. Certified, confirmed and ratified governmental liens as of the Effective Date shall be paid by Seller. Pending liens as of the Effective Date shall be assumed by Buyer, provided, however, that where the improvement has been substantially completed as of the Closing Date (which in any case may be decided by arbitration if the parties cannot agree), such pending lien shall be considered as certified, confirmed or ratified, and Seller shall, at Closing, be charged an amount equal to the last estimate by the public body, of the assessment for the improvement. The costs of the Epicure Licenses and Permits which are applicable beyond Closing and are intended to be maintained by Buyer shall be prorated on a per diem basis as of the Closing Date.

                      (H) Insurance. Unless Buyer elects to assume Seller's existing Insurance Policies, the present insurance coverage on the Property shall be terminated as of the Closing Date (or continued with no liability to Buyer) and there shall be no proration of insurance premiums.

                      (I) Executory Contracts. With respect to the Executory Contracts, all revenues and expenses therefrom shall be prorated as of the date prior to the Closing Date.

               16. COSTS AND EXPENSES. The closing costs shall be allocated as follows:

                      (A) Seller's Expenses. Seller shall pay the following costs and expenses: State documentary stamps which are required to be affixed to the Parking Deed, and the termination of the Existing Lease, if any; local option surtaxes, if any; sales taxes, if any; the cost of recording any corrective instruments; and the cost of the Pro Forma Commitment (not to exceed $500).

                      (B) Buyer's Expenses. Buyer shall pay the following costs and expenses: the cost of recording the Parking Deed; the cost of the Survey; title insurance premiums relating to the Title Commitment; and the cost of all inspections.

                      (C) Attorneys' Fees. Buyer and Seller shall each bear their own attorneys' fees and other professionals' fees and costs, except as otherwise provided herein.

               17.    INDEMNIFICATION.

                      (A) Indemnification by the Seller Parties. Subject to the provisions of Section 18(D), the Seller Parties shall protect, defend, indemnify and hold Buyer, its officers, directors, agents, shareholders, representatives, employees, attorneys, accountants, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "Buyer Indemnitees") harmless from and against:

                             (i) Any and all claims, demands, liabilities,
liens, costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs through all levels of proceedings) of every kind and nature incurred or accrued prior to the Closing with respect to the Property and/or the Epicure Business, whether arising from acts or omissions of any Epicure Parties, its agents or employees or otherwise including, but not limited to, all liabilities, obligations, claims (including, without limitation, statutory and contractual claims), damages and expenses proximately resulting from any of the Epicure Parties' acts or omissions with respect to the operation of the Epicure Business;

                             (ii) Any and all liabilities and obligations
arising from any material breach of the warranties, representations, covenants and agreements of any Seller Party or their respective agents contained in this Agreement; and

                             (iii) Any and all liabilities and obligations
arising before or after the Closing Date as a result of Seller's failure to pay all taxes, assessments, fees and other monies due respecting any of the Property and/or the Entire Premises and/or income or otherwise relating or attributable to the Property or the operations conducted thereon prior to Closing.

                      (B) Indemnification by the Fee Owner. Subject to the provisions of Section 18(D), the Fee Owner (but not its partners or such partners' successors or assigns) shall protect, defend, indemnify and hold Buyer, its officers, directors, agents, shareholders, representatives, employees, attorneys, accountants, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "BUYER INDEMNITEES") harmless from and against:

                             (i) Any and all claims, demands, liabilities,
liens, costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs through all levels of proceedings) of every kind and nature incurred or accrued prior to the Closing with respect to the Fee Owner Premises, whether arising from acts or omissions of the Fee Owner, its agents or employees or otherwise;

                             (ii) Any and all liabilities and obligations
arising from any material breach of the warranties, representations, covenants and agreements of the Fee Owner or its respective agents contained in this Agreement; and

                             (iii) Any and all liabilities and obligations
arising before or after the Closing Date as a result of the Fee Owner's failure to pay all taxes, assessments, fees and other monies due respecting any of the Fee Owner Premises prior to Closing.

                      (C) Indemnification by Buyer. Buyer shall protect, defend, indemnify and hold the Epicure Parties, their respective officers, directors, agents, shareholders, representatives, employees, attorneys, accountants, affiliates, beneficiaries, subsidiaries, successors and assigns (collectively, the "SELLER INDEMNITEES") harmless from and against:

                             (i) Any and all claims, demands, liabilities,
liens, costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs through all levels of proceedings) of every kind and nature incurred or accrued subsequent to the Closing with respect to the Property and/or the Epicure Business, whether arising from acts or omissions of Buyer, its agents or employees or otherwise, including but not limited to all liabilities, obligations, claims (including, without limitation, statutory and contractual claims), damages and expenses proximately resulting from the Buyer's acts or omissions with respect to the operation of the Epicure Business subsequent to Closing, other than infringement actions arising after the Closing which relate to use of the Epicure Protected Marks; and

                             (ii) Any and all liabilities and obligations
arising from any breach of the warranties, representations, covenants and agreements of Buyer or its agents contained this Agreement.

                      (D) Survival of Provisions. The indemnifications and other agreements by Epicure Parties and Buyer set forth in this Section 17 shall survive the Closing for a period of eighteen (18) months; provided however, that if any indemnity or other agreement involves fraud, the applicable limitation shall be as provided in Fla. Stat. Section 95.11(3)(j).

               18.    DEFAULT; REMEDIES.

                      (A) Buyer's Remedies Generally. IN THE EVENT THE CLOSING FAILS TO OCCUR BECAUSE OF ANY EPICURE PARTY'S FAILURE TO PERFORM ANY
OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THEN BUYER SHALL HAVE THE
RIGHT TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO THE SELLER REPRESENTATIVE. UPON SUCH TERMINATION, THE EPICURE PARTIES SHALL

CAUSE THE ESCROW HOLDER TO RETURN TO BUYER THE DEPOSIT AND ANY AND ALL DOCUMENTS AND FUNDS THERETOFORE DEPOSITED OR PAID BY BUYER. ALTERNATIVELY, NOTWITHSTANDING SUCH BREACH, BUYER MAY ELECT TO PROCEED WITH THE PURCHASE OF THE PROPERTY, RESERVING THE RIGHT TO COLLECT DAMAGES FROM THE EPICURE PARTIES (SUBJECT TO THE PROVISIONS OF SECTION 18(D)) FOR ANY SUCH BREACH. WHETHER OR NOT BUYER ELECTS TO TERMINATE THIS AGREEMENT OR TO PROCEED WITH THE PURCHASE OF THE PROPERTY AS HEREINABOVE PROVIDED, BUYER SHALL RETAIN THE RIGHT, SUBJECT TO THE PROVISIONS OF
SECTION 18(D), TO EXERCISE ANY AND ALL REMEDIES WHICH BUYER MAY HAVE AGAINST THE EPICURE PARTIES, WHETHER AT LAW, IN EQUITY OR PURSUANT TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO COMPEL SPECIFIC PERFORMANCE BY THE EPICURE PARTIES. THE EPICURE PARTIES SHALL BE ENTITLED TO REASONABLE NOTICE AND OPPORTUNITY TO CURE AND/OR MITIGATE BUYER'S DAMAGES. IF ANY OF THE EPICURE PARTIES ARE SUED FOR DAMAGES BY THE BUYER HEREUNDER (AS OPPOSED TO, FOR RETURN OF THE DEPOSIT AND/OR SPECIFIC PERFORMANCE), THE STIPULATED DAMAGES PROVISION UNDER SECTION 18(B) SHALL NOT PREVENT SUCH EPICURE PARTY FROM RAISING ANY COUNTERCLAIMS OR AFFIRMATIVE DEFENSES THAT MAY BE AVAILABLE TO THEM UNDER APPLICABLE LAW, PROVIDED THAT THE AGGREGATE AMOUNT OF ANY SUCH COUNTERCLAIM(S) OR AFFIRMATIVE DEFENSE(S) SHALL NOT EXCEED THE AGGREGATE AMOUNT OF DAMAGES BEING CLAIMED BY BUYER.

                      (B) Epicure Party Remedies. IF BUYER SHOULD DEFAULT UNDER THIS AGREEMENT AND (i) NO EPICURE PARTY SHALL BE IN DEFAULT, AND (ii) THERE SHALL HAVE BEEN NO (a) FAILURE OF CONDITION OR OTHER PROVISION IN THIS AGREEMENT ALLOWING BUYER THE RIGHT OF TERMINATION OR (b) UNREASONABLE DELAY BY ANY EPICURE PARTY IN PERFORMING HEREUNDER, THEN THE EPICURE PARTIES, ACTING THROUGH THE SELLER REPRESENTATIVE, AS THEIR SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT BY NOTIFYING BUYER THEREOF AND RECEIVE OR RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES (TO BE ALLOCATED AMONG THE EPICURE PARTIES AS DETERMINED AMONG THEM). IN SUCH EVENT, THE EPICURE PARTIES SHALL ALSO BE ENTITLED TO THEIR REASONABLE AND VERIFIABLE (x) THIRD PARTY ATTORNEYS' AND ACCOUNTANTS' FEES AND
(y) INTERNAL OVERHEAD EXPENSES (COLLECTIVELY, THE "REIMBURSABLE FEES"). THE PARTIES AGREE THAT THE EPICURE PARTIES WILL SUFFER DAMAGES IN THE EVENT OF BUYER'S BREACH OF ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE EPICURE PARTIES' LOSSES IN THE EVENT OF BUYER'S TERMINATION OF THIS AGREEMENT WITHOUT CAUSE. THUS, THE EPICURE PARTIES SHALL ACCEPT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES (PLUS THE REIMBURSABLE
FEES). SUCH LIQUIDATED DAMAGES (AND REIMBURSABLE FEES) SHALL CONSTITUTE THE EPICURE PARTIES' SOLE AND EXCLUSIVE REMEDY. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 18(B), BUYER SHALL ALSO BE LIABLE TO SELLER FOR DAMAGES TO SELLER'S EPICURE BUSINESS (IN ADDITION TO THE DEPOSIT AND THE REIMBURSABLE FEES) IF BUYER DEFAULTS HEREUNDER (AND THE EPICURE PARTIES ARE NOT IN DEFAULT), AND WITH RESPECT TO SUCH DEFAULT, BUYER DAMAGES SELLER'S BUSINESS. IN SUCH EVENT, BUYER SHALL BE ENTITLED TO REASONABLE NOTICE AND OPPORTUNITY TO CURE AND/OR MITIGATE SELLER'S DAMAGES.

                      (C) Miscellaneous. No delay or omission in the exercise of any right or remedy accruing to one party upon any breach by the other party under this Agreement shall impair such right or remedy to be construed as a waiver of any such breach theretofore or thereafter occurring. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                      (D) Limitations. Notwithstanding anything contained in this Agreement and notwithstanding any available remedies under applicable law:
(1) in no event shall Fee Owner (or Leonard Thal or Edward Thal or their respective heirs or personal representatives (excepting Harry and/or Mitchell to the extent specifically provided herein, in their capacities as Seller Parties) or any successor trusts or other entities created by Leonard Thal and/or Edward Thal for their respective estate planning purposes) be liable for damages to Buyer for a breach hereunder by or attributable to any acts or omissions of the Seller Parties; (2) in no event shall any of the Seller Parties be liable for damages to Buyer for a breach hereunder by or attributable to any acts or omissions of the Fee Owner; (3) in no event shall the partners (or Leonard Thal or Edward Thal or their respective heirs or personal representatives (excepting Harry and/or Mitchell to the extent specifically provided herein, in their capacities as Seller Parties) or any successor trusts or other entities created by Leonard Thal and/or Edward Thal for their respective estate planning purposes) comprising the Fee Owner have any personal liability to Buyer for a breach hereunder, except for any failure to convey good, marketable and insurable title for any part of the Entire Premises that such partners may own in their individual capacities; (4) other than with respect to the third party claims arising out of Section 17(A) pertaining (a) to Seller, and/or (b) to Harry and Mitchell with respect only to matters which they otherwise (i.e. not pursuant to this Agreement) would have been personally liable irrespective of their capacities as directors or officers of a Florida corporation, in no event shall the aggregate liability of the Epicure Parties for damages for a breach hereunder collectively exceed the amounts due the Seller Parties pursuant to this Agreement, plus attorneys' fees and other costs of collection; (5) until the transactions contemplated hereby shall close and Seller shall have delivered title to the Property to Buyer, Harry and Mitchell (and their respective heirs and personal representatives) shall have no personal liability to Buyer for a breach hereunder, it being recognized that in such event Buyer's recourse for a breach hereunder by any of the Seller Parties shall be limited to Seller; (6) after the transactions contemplated hereby shall close and Seller shall have delivered title to the Property to Buyer and the Closing Payment shall have been made to Seller, Buyer shall not execute on any judgment against Harry or Mitchell (or their estates or personal representatives or heirs), if such judgment is also against Seller, until thirty (30) days after first seeking to execute on such judgment against Seller; (7) to the extent that Buyer or its affiliates recovers insurance proceeds with respect to any claim against an Epicure Party for breach of a warranty or indemnity hereunder (or to the extent that Buyer may recover such insurance proceeds without jeopardizing or increasing the cost of such insurance coverage), Buyer shall not be entitled to seek such monies from any Epicure Party, it being recognized and agreed that Buyer shall not be entitled to a "double recovery" for any such loss; and (8) Buyer shall not bring any action against any of the Epicure Parties subsequent to Closing by reason of breach of this Agreement (and not by reason of a breach of the New Lease or the Employment Agreements), if the total loss to Buyer for any such action(s) is less than $5,000. All liability arising herefrom of the Seller Parties shall be joint and several, subject to the foregoing provisions of this Section 18(D). Any lawsuit or against any Seller Party shall be brought against all Selling Parties simultaneously.

               19. CONFIDENTIALITY. The terms and provisions of this Agreement shall be kept in complete confidence by all of the Epicure Parties, their affiliates, and each of their respective directors, officers, partners, employees and agents, and dissemination of the terms and conditions of this Agreement and related information shall only be made to those persons as absolutely necessary. The Seller Parties acknowledge that they are aware that Buyer is a public company with listed securities, and improper disclosure of the contents of this Agreement or related information could have an adverse effect on Buyer and its securities holders, and may constitute a violation of law. Notwithstanding anything to the contrary contained in this Agreement, (i) Buyer shall have the right to make appropriate disclosure as a public corporation of the existence and terms of this Agreement and the terms and conditions hereof, and (ii) Seller shall be permitted, on a confidential basis, to advise its employees of the existence of this transaction to the extent Seller reasonably deems necessary to do so. The provisions of the Confidentiality Agreement are incorporated herein by this reference, and it shall survive the termination of this Agreement.

               20. STANDSTILL. Neither any of the Seller Parties, nor any of their respective constituent officers, directors, affiliates, representatives or agents, will, directly or indirectly, negotiate, cooperate in any manner with any other party, or agree to a sale of any or all of the Property, or the stock of Seller or any other transaction which may result in a change in control of Seller or the Epicure Business, or act in a manner which could have the effect, directly or indirectly, of frustrating the completion of the transactions contemplated by this Agreement, so long as Buyer is proceeding in good faith toward the consummation of the transactions contemplated herein.

               21. RISK OF LOSS. Until and including the Closing, all risk of loss or damage to the Property and the Epicure Premises shall be borne by Seller. If any portion of the Property or the Epicure Premises whatsoever is destroyed or damaged by fire, flood, earthquake, vandalism or any other cause prior to the Closing, Seller shall promptly give notice to Buyer of such damage or destruction and the amount of insurance, if any, covering said Property and/or Epicure Premises. If such damage or loss shall involve (i) insured damage in excess of $75,000, or (ii) uninsured damage, then Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) days after receipt of Seller's notice, of (a) accepting the Property and the Epicure Premises in its damaged condition, in which event any and all insurance proceeds payable to Seller and/or Fee Owner shall be assigned to Buyer (and Buyer shall be entitled to a credit against the Purchase Price for any deductible), and the Purchase Price shall not be diminished thereby, or (b) terminating this Agreement, whereupon Escrow Holder shall immediately return the Deposit to Buyer.

               22. CONDEMNATION. If all or any material portion of the Property and/or the Epicure Premises is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings (including notice that the same may thereafter by subject to such proceedings), or in the event of any change in the zoning designation of the Epicure Premises to the effect that the Epicure Business could not be operated in substantially the same manner as it is currently being operated (in any such case, a "Taking"), then Buyer, at its sole option, may elect either: (a) to agree to close and deduct from the Purchase Price an amount equal to any sum paid to Seller and/or Fee Owner for such Taking, in which event Seller shall assign, transfer and set over to Buyer all of Seller's right, title and interest in and to any awards which may in the future be made on account of such Taking; or (b) to terminate this Agreement by written notice to the Seller Representative given within ten (10) days after receipt of notice of such Taking, whereupon Escrow Holder shall immediately return the Deposit to Buyer.

               23. ESCROW. Escrow Holder is authorized and agrees by acceptance hereof to promptly deposit and to hold the Deposit received by it in escrow and to disburse same subject to clearance thereof in accordance with the terms and conditions of this Agreement. Escrow Holder shall not disburse the Deposit except upon the prior written approval signed by the Buyer Representative (or other authorized officer of Buyer) and the Seller Representative (or Seller's Counsel). Failure of the clearance of funds shall not excuse performance by the depositor. In the event of doubt as to its duties or liabilities under the provisions of this Agreement, Escrow Holder may, in its sole discretion, continue to hold the monies which are the subject of this escrow until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or it may deposit all of the monies then held pursuant to this Agreement with the Clerk of the Circuit Court of Dade County, Florida, and upon notifying all parties concerned of such action, all liability on the part of Escrow Holder shall fully terminate, except to the extent of accounting for any monies theretofore delivered out of escrow. In the event of any suit wherein Escrow Holder is made a party by virtue of acting as such Escrow Holder hereunder, or in the event of any suit wherein Escrow Holder interpleads the subject matter of this escrow, Escrow Holder shall be entitled to recover reasonable attorneys' fees and costs incurred through all levels of proceedings, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that Escrow Holder shall not be liable to any party or person whomsoever from misdelivery to Buyer or Seller of monies subject to this escrow, unless such misdelivery shall be due to willful breach of this Agreement, or gross negligence on the part of Escrow Holder. The Epicure Parties acknowledge that Escrow Holder has acted and is also acting herein as counsel to the Buyer and the Epicure Parties have no objection thereto, with respect to this Agreement, any dispute arising herefrom or any other matter.

               24. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. This Section 24 shall be subordinate to any other provisions of this Agreement.

               25.    MISCELLANEOUS.

                      (A) Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if sent by certified mail, return receipt requested, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given upon the earlier of receipt or refusal. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively made at the time of confirmation of delivery. If such notice, demand or other communication is given by more than one method, the same shall be deemed delivered upon the earliest delivery of any such method. The addresses for Seller and Buyer are as follows:

               If to Buyer:         Jerry's Famous Deli, Inc.
                                    12711 Ventura Boulevard, Suite 400
                                    Studio City, California  91604
                                    Attention:  Isaac Starkman
                                    Telecopier:  (818) 766-8315

               With a copy
               to:                  Katz, Barron, Squitero, Faust & Berman, P.A.
                                    2699 South Bayshore Drive, 7th Floor
                                    Miami, Florida  33l33
                                    Attention:  Howard L. Friedberg, Esq.
                                    Telephone (305) 856-2444
                                    Telecopier (305) 854-0740

               If to any of
               the Epicure
               Parties:             Mitchell Thal
                                    3100 Prairie
                                    Miami Beach, FL 33140
                                    Telephone (305) 674-0226

               With a copy
               to:                  Greenberg Traurig
                                    1221 Brickell Avenue
                                    Miami, Florida 33131
                                    Attention:  Greg Marks, Esq.
                                    Telephone (305) 579-0587
                                    Telecopier (305) 579-0717

Any party hereto may change his or its address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other parties hereto. Notices to any of the Epicure Parties are not required to be sent to each individual party comprising the Epicure Parties, but may be served upon the Seller Representative as provided in this Section 25(B).

                      (B) Assignability and Parties in Interest. This Agreement shall not be assignable by any of the Epicure Parties. This Agreement shall not be assignable by Buyer without the express written consent of the Seller Representative; provided, however, Buyer may assign this Agreement, without the need for consent of any Epicure Party or the Seller

Representative, to any entity managed by, wholly or partially owned by, or otherwise affiliated with, directly or indirectly, Buyer or the principals of Buyer; provided however, that in the event of such assignment, JFD shall guarantee the performance by assignee of all obligations of JFD hereunder. Subject to the foregoing restrictions, this Agreement shall inure to the benefit of and be binding upon Buyer and the Epicure Parties and their respective heirs, personal representatives, successors and assigns.

                      (C) Governing Law/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, and venue shall lie only in Dade County, Florida.

                      (D) Arbitration. Except for matters involving equitable relief, any claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration conducted in Dade County, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award entered by the arbitrator(s) may be entered, in any court having jurisdiction thereof. Neither party's right to file a lawsuit seeking an injunction or other equitable relief or such party's right to injunctive or other equitable relief is subject to arbitration or to the provisions of this Section.

                      (E) Attorneys' Fees: Should either an Epicure Party or Buyer employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising under this Agreement, or to recover damages for the breach of this Agreement (if permitted hereunder), the party prevailing shall be entitled to payment by the other party of all reasonable costs, charges and expenses, including attorneys' fees through all levels of proceedings, expended or incurred in connection therewith by the prevailing party. For purposes of this Section 25(E), all Epicure Parties shall be treated as one party.

                      (F) Counterparts. This Agreement may be executed in one or ore counterparts, each of which, when taken together, shall constitute one and the same instrument.

                      (G) Indemnification for Brokerage. Buyer and Seller each represent and warrant to the other that, other than Brokers, no broker or finder has acted on its respective behalf in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to indemnify and hold and save harmless the other party from any other claim or demand for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party. At Closing, Seller shall pay Brokers their entire commission due with respect to this Agreement, and Seller shall protect, defend, indemnify and hold Buyer harmless from and against any claim or demand by Brokers or either of them.

                      (H) Further Assurances. From time to time after the Closing, the parties hereto will execute and deliver to the others such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by any party in order to vest in Buyer all right, title and interest of Seller in and to the Property and otherwise in order to carry out the purpose and intent of this Agreement.

                      (I) Complete Agreement. This Agreement, the Exhibits hereto, and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings. The letter of intent entered into by the parties on or about September 26, 1997 is hereby terminated and shall be of no further force or effect. There shall be no third party beneficiaries arising out of this Agreement.

                      (J) Modification/Waiver. No supplement, modification or amendment of this Agreement, or of any covenant, condition or limitation herein contained, shall be valid unless made in writing and executed by all parties hereto. No waiver of any covenant, condition, or limitation herein contained shall be valid unless made in writing and executed by the party making the waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing provisions of this Section, each of the Epicure Parties agree that any such modification or any waiver hereafter executed or given by the Seller Representative shall be enforceable against and binding upon each of the Epicure Parties.

                      (K) Severability. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

                      (L) Time is of the Essence. Time is of the essence.

                      (M) Miscellaneous.This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all parties have contributed substantially and materially to the preparation of this Agreement. Unless this Agreement expressly or necessarily requires otherwise any time period measured in days means consecutive calendar days, except that the expiration of any time period measured in days that expires on a Saturday, Sunday or legal holiday automatically will be extended to the next business day.

                      (N) Survival. Except as otherwise expressly provided herein, the provisions of this Agreement shall survive the Closing and/or other termination of this Agreement.

               26. SPECIAL ENVIRONMENTAL PROVISION. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto agree as follows:

                      (A) Buyer's Environmental Audit(s)/Termination Right. Promptly upon the Execution Date, Buyer, at its sole cost and expense, shall order a Phase I environmental audit ("Phase I Audit") of the Entire Premises or portions thereof as determined by Buyer, to be conducted by a licensed engineer selected by Buyer. Within three (3) business days after receiving the results of the Phase I Audit, Buyer, at its sole cost and expense, may order a Phase II environmental audit ("Phase II Audit") of the Entire Premises or portions thereof as determined by Buyer, to be conducted by a licensed engineer selected by Buyer. Buyer may terminate this Agreement for any or no reason at any time prior to the date which is seven (7) days after the Effective Date. In the event of such termination, (a) this Agreement effectively shall be terminated as of the date of such notice, (b) Escrow Holder shall immediately deliver the Deposit to Buyer, (c) Buyer shall return to the Seller Representative all Confidential Information and any Returnable Items, and (d) the parties thereafter shall be relieved of all liability and obligations arising hereunder, except as otherwise expressly provided in this Agreement.

                      (B) If All Conditions Satisfied/Joint Review of Audit(s). If Buyer has not terminated this Agreement in accordance with the preceding provisions of this Section 26 and provided that the licensed engineer has not discovered any environmental audit problem that it in good faith believes shall exceed the parameters described in Section 26(C)(2), then Buyer may proceed with its inspections and due diligence as set forth in this Agreement. Provided that neither Seller nor Buyer, each in accordance with the terms hereof, has terminated this Agreement, then at such point as (i) Buyer has completed the Audit, (ii) otherwise all then extant conditions have been satisfied, waived or deemed waived by Buyer, and (iii) Buyer shall have so certified to the Seller Representative in writing (such point being the "Conditions Satisfied Date"), Buyer shall deliver to the Seller Representative a copy of the Phase I Audit and, if applicable, the Phase II Audit. Within the ensuing seven (7) days ("Environmental Review Period"), Seller and Buyer shall cooperate with each other (and their respective engineers) and applicable governmental authority, if necessary, to determine (acting reasonably and jointly) the scope and timing of work ("Environmental Work") and costs thereof ("Environmental Cost") required, if any, in connection with the removal and remediation of any and all Hazardous Materials as necessary to comply with applicable law, including the subsequent restoration of the Entire Premises thereafter to its prior condition.

                      (C) Environmental Alternatives/Escrow Closing.

               (1) If there is no Environmental Work required in accordance with the provisions hereof:

                      The below provisions of this Section 26 shall be inapplicable, and the parties thereupon shall close in accordance with the other provisions of this Agreement upon the expiration of the Environmental Review Period, which Closing shall be no later than April 1, 1998.

               (2) If there is Environmental Work required in accordance with the provisions hereof, and either the Environmental Cost shall exceed $100,000 and/or the time to perform Environmental Work shall exceed four (4) months:

                      Buyer must elect either to (a) proceed to close in accordance with the other provisions of this Agreement upon the expiration of the Environmental Review Period, in which event Buyer shall be entitled to a credit at Closing for the Environmental Cost, up to $100,000, or (b) terminate this Agreement. In the event of such termination, (a) this Agreement effectively shall be terminated as of the date of such notice, (b) Escrow Holder shall immediately deliver the Deposit to Buyer, (c) Buyer shall return to the Seller Representative all Confidential Information and any Returnable Items, and (d) the parties thereafter shall be relieved of all liability and obligations arising hereunder, except as otherwise expressly provided in this Agreement.

               (3) If there is Environmental Work required in accordance with the provisions hereof, and neither the Environmental Cost shall exceed $100,000 nor the time to perform such Environmental Work shall exceed four (4) months:

               The parties shall proceed to close in accordance with the other provisions of this Agreement upon the expiration of the Environmental Review Period. However, such closing shall be in escrow ("Escrow Closing"), and all documents and monies shall be delivered to the Escrow Holder (although Buyer's monies may be in the form of an unconditional, irrevocable letter of credit, bond or other bank instrument securing such payment), pursuant to an escrow agreement reasonably and jointly satisfactory to the Seller Representative (and Seller's Counsel) and Buyer's Representative (and Buyer's Counsel) ("Escrow Agreement"). The date of the Escrow Closing shall be the "Escrow Closing Date".

               Immediately upon the completion of the Escrow Closing, Seller, at its cost (but not to exceed $100,000), shall use its best efforts to perform the Environmental Work to complete the same as soon as practicable. Within three (3) business days after the completion of the Environmental Work, as certified by the engineer performing the same and all applicable governmental authorities ("Environmental Completion Date"), the parties shall execute such documents and take such actions as necessary or appropriate to release the Escrow Closing ("Final Closing"). The date of the Final Closing shall be the "Final Closing Date", but it shall occur no later than four (4) months after the Escrow Closing Date. Buyer reserves the continuing right to waive the provisions of this Section 26(C)(3), and to require the Epicure Parties to close (not in escrow) in accordance with the provisions of this Agreement prior to conducting any Environmental Work (or thereafter at any time prior to the Environmental Completion
               Date), with Buyer receiving a credit against the Purchase Price for the Environmental Cost (or remaining Environmental Cost, if applicable), not to exceed $100,000.

               The Escrow Agreement shall provide, among other things, for the following: (i) prorations shall be as of the Final Closing Date (and the "Inventory Date" shall be two (2) days prior to the Final Closing Date), (ii) from and after the Escrow Closing, Buyer shall be entitled to have its representative(s) on site at the Epicure Premises at all times, and Seller shall not take any action respecting the Epicure Business or Epicure Business, without the prior consent of Buyer, not to be unreasonably withheld, (iii) until the Final Closing Date, (a) Seller shall continue to be the owner of the Epicure Business (and the Liquor License and other Licenses and Permits shall be not transferred to Buyer), (b) Seller shall not terminate any employees, without the prior consent of Buyer, which shall not be unreasonably withheld, (c) the Employment Agreements with Harry and Mitchell shall not be in effect, (d) Seller and Fee Owner shall continue to honor the Existing Lease and all other Executory Contracts (as applicable), (e) the parties hereto shall continue to be bound by the provisions of this Agreement (as modified by the greater restrictions contained in this Section
               26), and (f) risk of loss and/or damage shall be upon the Seller,
               (iii) termination of the Escrow Closing upon the Environmental Completion Date, in which event all "closing" matters contemplated in this Agreement shall occur, and (iv) termination of the Escrow Closing by reason of any Change in Condition, in which event at Buyer's option, the Agreement may be terminated, and the documents and monies delivered into escrow shall be returned to the respective delivering parties. A "Change in Condition" shall mean any (1) death or disability of Harry and/or Mitchell, (2) any default by an Epicure Party under this Agreement, (3) any casualty to the Epicure Premises entitling Buyer to terminate this Agreement, (4) any occurrence pertaining to the Epicure Business, Epicure Parties and/or Entire Premises which may prevent or unreasonably delay (i.e. more than four (4) months) the consummation of the transactions contemplated herein (e.g. death or disability of Leonard Thal or Edward Thal).

               IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Witnesses:
                                         "Buyer"
                                         JERRY'S FAMOUS DELI, INC., a
                                         California corporation

---------------------


                                         /s/ ISSAC STARKMAN
---------------------                    ---------------------------------------
                                         ISAAC STARKMAN, as
                                         CHIEF EXECUTIVE OFFICER


                                         "Epicure Parties"

                                         EPICURE MARKET, INC., a
                                         Florida corporation





                                           /s/ MITCHELL THAL
                                         ---------------------------------------
                                         MITCHELL THAL, as
                                         PRESIDENT




                                         /s/ HARRY THAL
---------------------                    ---------------------------------------
                                         HARRY THAL

---------------------

                                         /s/ MITCHELL THAL
---------------------                    ---------------------------------------
                                         MITCHELL THAL

                                         E & L THAL REAL ESTATE
                                         ACCOUNT PARTNERSHIP, a
                                         Florida general
                                         partnership a/k/a E &
                                         L THAL REAL ESTATE
                                         ACCOUNT, a Florida
                                         general partnership
                                         a/k/a E & L THAL
                                         PARTNERS, a Florida
                                         general partnership

---------------------

                                         /s/ EDWARD THAL
---------------------                    ---------------------------------------
                                         EDWARD THAL, as
                                         GENERAL PARTNER and individually




                                         /s/ LEONARD THAL
---------------------                    ---------------------------------------
                                         LEONARD THAL, as
                                         GENERAL PARTNER and individually



               The undersigned Escrow Holder hereby accepts the duties of Escrow Holder as more particularly described in this Agreement, subject to and in accordance with all of the terms and conditions thereof.

                                         KATZ, BARRON, SQUITERO,
                                         FAUST & BERMAN, P.A.


                                         By:   /S/ HOWARD L. FRIEDBERG
---------------------                    ---------------------------------------
                                         Howard L. Friedberg

                           ADDITIONAL DEFINITIONS LIST

               Wherever used in this Agreement, the following defined terms shall have the meanings ascribed below:

               "ALLEY" means that certain alley lying between the Entire Premises, on the one hand, and the Epicure Parking Premises and the Municipal Premises, on the other hand.

               "AUDIT" means an audit of the Epicure Business in accordance with generally accepted accounting principles and certain standards prescribed by regulations promulgated by the U.S. Securities and Exchange Commission.

               "AUDITORS" means Coopers & Lybrand or other reputable public accounting firm designated by Buyer to conduct the Audit.

               "BOOKS AND RECORDS" means all books and records, including without limitation, Executory Contracts, Licenses and Permits, and Technical Reports.

               "BROKERS" shall mean Kenneth Roth and Robert Shenkman.

               "BUYER REPRESENTATIVE" means Jonathan Mitchell, or such other person as Buyer may designate by delivering written notice of such designation to the Seller Representative. Copies of all notices to the Buyer Representative shall be sent simultaneously to Buyer's Counsel.

               "BUYER'S COUNSEL" means Katz, Barron, Squitero, Faust & Berman, P.A., 2699 South Bayshore Drive, 7th Floor, Miami, Florida 33133, Attn: Howard
L. Friedberg, whose telephone number is (305) 856-2444, and whose telecopy number is (305) 854-0740, or such other counsel as Buyer may designate by delivering written notice of such designation to the Seller Representative.

               "BUYER'S LENDER" means the lender selected by Buyer to loan certain monies to Buyer in connection with Buyer's acquisition of the Epicure Business.

               "CLOSING" means the closing of the transactions contemplated in this Agreement, which Closing shall occur on the Closing Date.

               "CLOSING DATE" means the date on which Closing occurs, which, unless otherwise agreed by and among the parties hereto, shall be the first business day which is ten (10) days after the expiration of the Due Diligence Period; provided however, (i) Buyer may elect an earlier Closing Date so long as Buyer delivers at least ten (10) days' written notice to the Seller Representative; and (ii) Buyer's Lender may elect an earlier Closing Date or a later Closing Date on or before April 1, 1998, so long as Buyer delivers at least three (3) days' written notice to the Seller Representative.

               "CONFIDENTIAL INFORMATION" means (i) the financial statements of Seller, (ii) that portion of the Property Data which is designated on Exhibit B as confidential, and (iii) such other information as shall be provided by any of the Epicure Parties to Buyer, which such parties then agree in writing is confidential as a condition of Buyer's review of such information, all of (i) through (iii) being subject to the exclusions and other provisions of the Confidentiality Agreement. Buyer shall not be permitted to terminate this Agreement solely by reason of any information which Seller asserts is confidential, but with respect to which Buyer refuses to accept delivery of the same.

               "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement between Seller and Buyer dated September 25, 1997, the provisions of which are incorporated herein by this reference.

               "DEPOSIT" means the monies deposited by Buyer into escrow pursuant to the terms of Section 3 of this Agreement, together with all interest accruing thereon.


                               Definitions Page 1

               "DUE DILIGENCE PERIOD" means the period commencing upon the Effective Date and continuing through the date which is sixty (60) days thereafter.

               "EFFECTIVE DATE" means the date on which Buyer shall have received the written Phase I Audit and written Phase II Audit, if a Phase II Audit is ordered by Buyer within three (3) business days of receiving the Phase I Audit, but no later than sixty (60) days after the Execution Date.

               "EMPLOYEE DATA" means a listing of all full and part time employees and consultants of Seller and/or otherwise pertaining to the Epicure Business, and their compensation, including without limitation, wages, bonuses, commissions and benefits, including without limitation, life, health and other insurance coverages, 401k plans and other retirement or pension plans, payroll tax contribution payment status, copies of all payroll records from January 1, 1995 to the present, copies of all employee agreements, and all personnel files.

               "EMPLOYMENT AGREEMENT" means that certain agreement attached hereto and made a part hereof as Exhibit D, separately to be entered into at Closing between JFD, on the one hand, and (i) Harry and (ii) Mitchell, on the other hand.

               "ENTIRE PREMISES" means all of that certain real property shown on Exhibit A [excluding the Municipal Premises] and legally described as:

                      All of Lots 2 through 8, Block 40, FIRST ADDITION TO COMMERCIAL SUBDIVISION OF THE ALTON BEACH REALTY COMPANY, a subdivision, according to the Plat thereof, as recorded in Plat Book 6, Page 30, among the Public Records of Dade County, Florida plus

                      All of Lots 12 through 15, Block 40, THE ALTON BEACH REALTY COMPANY'S SUBDIVISION, a subdivision, according to the Plat thereof, in the West 1/2 of Blocks 17, 40 and 45, in Section 33, Township 53 South, Range 42 East, as recorded in Plat Book 6, Page 165, among the Public Records of Dade County, Florida together with all buildings, improvements, facilities and permanent fixtures thereon, and all (a) all parking facilities; (b) all easements, privileges, mineral rights and appurtenances (including, without limitation, severable use and transferable development rights) appertaining to said real property; and (c) all rights, if any, which any of the Epicure Parties may have in any adjoining streets, alleys (including the Alley), roadways, and avenues, opened, vacated or proposed. The Entire Premises consist of (i) the Fee Owner Premises (which in turn consist of the Epicure Leased Premises and the Third Party Leased Premises), (ii) the Epicure Parking Premises, (iii) the Alley, and (iv) to the extent Seller has any rights therein, the Uccello Immobilien Parking Premises. The Entire Premises do not include the Municipal Premises.

               "EPICURE BOOKS AND RECORDS" means all Books and Records pertaining to the Epicure Business and/or the Epicure Premises, including without limitation, Employee Data; Epicure's Executory Contracts; Epicure Licenses and Permits; and all financial statements pertaining to the Epicure Business for the last three (3) years; a listing of all Intangible Property and Personal Property owned by Seller and/or used in connection with the Epicure Business; all insurance information (including policies, claims histories and files); all tax information (including tax returns and files) pertaining to the Epicure Business for the last three (3) years, the Epicure Premises and/or the Property ("Tax Information"); and copies of statements from each of the utility providers for the Epicure Premises covering the most recent twelve (12) months prior to the Execution Date, including without limitation, electric, gas, water, sewer, solid waste disposal, and telephone.

                               Definitions Page 2

               "EPICURE BUSINESS" means all of that certain business conducted by Seller of whatsoever kind or nature, generally known as the "Epicure Market" primarily located at the Epicure Premises, and consisting of, without limitation, a gourmet market, bakery, commissary, office and warehouse space, and parking area.

               "EPICURE EXECUTORY CONTRACTS" means all Executory Contracts pertaining to the Epicure Business and/or the Epicure Premises, and deposits and other advance payments received on account of advance reservations, if any.

               "EPICURE LEASED PREMISES" means that certain portion of the Epicure Premises which is leased pursuant to the Existing Lease.

               "EPICURE LICENSES AND PERMITS" means all Licenses and Permits held by any of the Epicure Parties and/or relating to the Epicure Business and/or the Epicure Premises.

               "EPICURE PARKING PREMISES" means that certain real property, shown on Exhibit A and legally described as:

                      All of Lot 15, Block 40, THE ALTON BEACH REALTY COMPANY'S SUBDIVISION, a subdivision, according to the Plat thereof, in the West 1/2 of Blocks 17, 40 and 45, in Section 33, Township 53 South, Range 42 East, as recorded in Plat Book 6, Page 165, among the Public Records of Dade County, Florida together with all buildings, improvements, facilities and fixtures thereon, and all (a) all parking facilities; (b) all easements, privileges, mineral rights and appurtenances (including, without limitation, severable use and transferable development rights) appertaining to said real property; and (c) all rights, if any, which any of the Epicure Parties may have in any adjoining streets, alleys (including the Alley), roadways, and avenues, opened, vacated or proposed. The Epicure Parking Premises are currently utilized as a parking area in connection with the Epicure Business, and are subject to that certain Lease dated on or about November 13, 1997 between Seller, as landlord, and Fee Owner, as tenant, respecting 13 parking spaces ("Special Parking Lease"). Notwithstanding anything contained in this Agreement, the Epicure Parties acknowledge that if Buyer, in its sole but reasonable discretion, determines that the Special Parking Lease is adverse to the Epicure Premises or the Epicure Business, Buyer may require the termination of the Special Parking Lease. In such event, the Epicure Parties shall take all such steps as may be reasonably required by Buyer to terminate the Special Parking Lease. The Epicure Parties acknowledge that in such event, Fee Owner, at its sole cost and expense, shall be obligated to comply with the provisions of Section 2 thereof, and that such compliance may entail a payment to the City of Miami Beach.

               "EPICURE PREMISES" means all of the Entire Premises, excepting only the (i) "Common Areas" as defined in the New Lease, (ii) "Third Party Leased Premises". The Epicure Premises consist of (i) the Epicure Parking Premises, (ii) the Epicure Leased Premises, and (iii) the Uccello Immobilien Parking Premises, and are currently utilized as a gourmet market, bakery, commissary, office and warehouse, and parking area, all in connection with the Epicure Business.

               "ESCROW HOLDER" means Katz, Barron, Squitero, Faust & Berman, P.A., 2699 South Bayshore Drive, 7th Floor, Miami, Florida 33133.

               "EXCLUDED ASSETS" means, as of the Inventory Date: (i) any cash or cash equivalent, (ii) investments, (iii) advances and prepayments, (iv) deposits with utilities, Internal Revenue Service and other third parties, (v) a certain loan receivable from the Fee Owner, and (vi) accounts receivable.

               "EXECUTION DATE" means the date on which this Agreement has been executed by all parties hereto, and original or telecopied counterparts thereof have been delivered to Buyer and the Seller Representative.

                               Definitions Page 3

               "EXECUTORY CONTRACTS" means any and all executory contracts, including without limitation, accounts; purchase orders; sales orders; leases (including the Existing Lease, SunTrust Parking Sublease and Third Party Leases) and other occupancy agreements; employee agreements; insurance policies and binders; maintenance contracts; service contracts; utility contracts; contracts for offsite employee parking; warranties; equipment leases; advertising agreements; and any and all other obligations, commitments or arrangements used or useful in connection with and/or relating to the Entire Premises and/or the Epicure Business, together with any and all supplements, amendments and modifications thereto.

               "EXISTING LEASE" means that certain Amended and Restated Lease dated as of December 1, 1993 by and between the Fee Owner and Seller, respecting the Epicure Leased Premises.

               "EXISTING MORTGAGES" mean (i) those certain mortgages and negative pledges in favor of SunTrust Bank or its predecessor ("SunTrust"), encumbering "Parcel 1", "Parcel 3" and "Parcel 4" as shown in the Pro Forma Commitment (collectively, the "SunTrust Mortgages"), and (ii) that certain mortgage in favor of Heritage ("Heritage"), encumbering "Parcel 3" as shown in the Pro Forma Commitment ("Heritage Mortgage"), and (iii) if applicable, those certain mortgages in favor of Capital Bank ("Capital Bank"), encumbering "Parcel 3" and "Parcel 4" as shown in the Pro Forma Commitment ("Capital Bank Mortgages").

               "EXISTING MORTGAGEES" means the holders of the Existing
Mortgages.

               "FEE OWNER" is defined at the outset of this Agreement. With respect to "Parcel 3" as identified in the Pro Forma Commitment, Fee Owner shall expressly include Leonard Thal and Edward Thal, in their individual capacities.

               "FEE OWNER BOOKS AND RECORDS" means all Books and Records pertaining to the Fee Owner Premises, including without limitation, all tax information (including tax returns and files) pertaining to the Fee Owner Premises.

               "FEE OWNER EXECUTORY CONTRACTS" means all Executory Contracts pertaining to the Fee Owner Premises, including without limitation, the Third Party Leases.

               "FEE OWNER PREMISES" means that certain real property shown on Exhibit A (Page 1 of 4) and legally described as:

                      All of Lots 2 through 8, Block 40, FIRST ADDITION TO COMMERCIAL SUBDIVISION OF THE ALTON BEACH REALTY COMPANY, a subdivision, according to the Plat thereof, as recorded in Plat Book 6, Page 30, among the Public Records of Dade County, Florida having the addresses of 1656 through 1690 Alton Road, Miami Beach, Florida, together with all buildings, improvements, facilities and permanent fixtures thereon, and all (a) all parking facilities; (b) all easements, privileges, mineral rights and appurtenances (including, without limitation, severable use and transferable development rights) appertaining to said real property; and (c) all rights, if any, which any of the Epicure Parties may have in any adjoining streets, alleys (including the Alley), roadways, and avenues, opened, vacated or proposed. The Fee Owner Premises are (i) owned in fee simple by the Fee Owner,
(ii) separated, for purposes hereof, into the (a) "Common Areas" as defined in the New Lease, (b) Epicure Leased Premises, and (c) Third Party Leased Premises, and (iii) occupied only by Seller, with respect to the Epicure Leased Premises, and the Third Party Tenants, with respect to the Third Party Leased Premises.

               "HAZARDOUS MATERIALS" means (i) any substance defined as a "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S C. Setion 9601 et seq., as amended ("CERCLA"), (ii) petroleum, petroleum products, natural gas liquids, liquefied natural gas, and synthetic gas, (iii) radon, (iv) asbestos, and/or (v) any other

                               Definitions Page 4
substance or material deemed to be hazardous, dangerous, toxic, or a pollutant under any federal, state or local law, code, ordinance or regulation.

               "INTANGIBLE PROPERTY" means all right, title and interest in and to any and all intangible property used or useful in connection with the Epicure Business and/or the Epicure Premises, at any time after the Execution Date and through the Closing Date, owned by any of the Seller Parties, including without limitation, the tradenames or fictitious names "Epicure Market" and "Hostess Pantry" (in either case, "Fictitious Names"); Epicure Licenses and Permits; menus and recipes; customer lists and suppliers lists; all advertising and promotional materials; telephone numbers and listings (including yellow pages); advance bookings and deposits and other advance payments received on account of advance bookings; each and every Epicure Protected Mark and other intangible assets; and the goodwill associated with any and all of the foregoing.

               "LICENSES AND PERMITS" means all licenses, permits, consents, variances and approvals held by any of the Epicure Parties and/or relating to the construction, reconstruction, occupancy, operation and/or use of the Entire Premises (and the Municipal Premises) and/or any part thereof and/or the Epicure Business, including, without limitation: all building permits, certificates of occupancy, business licenses, restaurant licenses and the Liquor License; copies of any and all notices any Epicure Party has received from any governmental authority with respect to the Entire Premises (and the Municipal Premises) and/or the Epicure Business; Seller's right, title and interest in and to any and all privileges, benefits and remedies in, to and under all authorizations, agreements and franchises warranties; and all plans and specifications relating to any of the foregoing.

               "LIQUOR LICENSE" means all alcoholic beverage licenses used in connection with the Epicure Premises, including that certain License No. 4438530 issued by the State of Florida, Department of Business and Professional Regulation, Alcoholic Beverage & Tobacco, on February 25, 1997, effective through March 31, 1998, bearing Batch Number 96904084 and Beverage Number BEV-2301722ZAPS.

               "LOAN COMMITMENT LETTER" means any loan commitment letter entered into between Buyer and Buyer's Lender, respecting the Epicure Business. Buyer agrees to deliver a copy of the Loan Commitment Letter to Seller promptly upon execution thereof.

               "MUNICIPAL PREMISES" means that certain real property shown on Exhibit A (Page 4 of 4) and legally described as:

                      All of Lots 16 through 18, Block 40, THE ALTON BEACH REALTY COMPANY'S SUBDIVISION, a subdivision, according to the Plat thereof, in the West 1/2 of Blocks 17, 40 and 45, in Section 33, Township 53 South, Range 42 East, as recorded in Plat Book 6, Page 165, among the Public Records of Dade County, Florida together with all buildings, improvements, facilities and fixtures thereon, and all (a) all parking facilities; (b) all easements, privileges, mineral rights and appurtenances (including, without limitation, severable use and transferable development rights) appertaining to said real property; and (c) all rights, if any, which any of the Epicure Parties may have in any adjoining streets, alleys (including the Alley), roadways, and avenues, opened, vacated or proposed. The Municipal Premises are owned by the City of Miami Beach and currently utilized by the City of Miami Beach for municipal offstreet parking for the general public.

               "NEW LEASE" means that certain lease to be entered into, at Closing, between the Fee Owner and Buyer, a copy of which is attached hereto as Exhibit C and made a part hereof.

               "NINE MONTH STATEMENT" means that certain financial statement of Seller for the nine month period ending June 28, 1997.


                               Definitions Page 5

               "PERSONAL PROPERTY" means all personal property of the Epicure Parties and any of them located on or in or used in connection with the Epicure Premises and/or the Epicure Business, which exists on the Execution Date and/or the Closing Date (as the same may change in accordance with the provisions hereof), including, but not limited to, the personal property listed on Exhibit B attached hereto and made a part hereof, and any and all (i) furniture, fixtures and equipment (collectively, "FF&E"), including without limitation, tables, chairs, restaurant and/or kitchen equipment and appliances, display racks and shelves, gondolas, food cases, coolers, hoods, ovens, stoves, refrigerators, bars and bar fixtures and equipment, lamps, mirrors, heating and lighting fixtures and equipment, cash registers, telephone systems, computer and related equipment and software; (ii) food, beverage and other grocery inventory items, as referenced on Exhibit B and as the same may change in accordance with the provisions hereof (collectively, "Inventory"); (iii) pots, pans, trays, chinaware, glassware, silverware, kitchen utensils, linens, supplies, furnishings and other personalty (collectively, "Miscellaneous Personalty"); and
(iv) the Property Data. The Personal Property shall be subject to ordinary wear and tear, obsolescence, replacement (in accordance with the terms hereof) and consumption in the ordinary course of business between the Execution Date and the Closing Date.

               "PROPERTY" means the Epicure Business and all tangible and intangible property related thereto and/or used or useful in connection therewith, including without limitation, the Personal Property, the Intangible Property, the Epicure Books and Records (but not any tax returns of the Seller Parties), the Epicure Licenses and Permits, and Epicure Executory Contracts, and all of Seller's right, title and interest in and to the Entire Premises and the Municipal Premises, including without limitation, (i) the leasehold interest in and to the Epicure Leased Premises (including the right to use the "Common Areas" of the Entire Premises), (ii) the fee simple interest in and to the Epicure Parking Premises, (iii) any right, title and interest Seller may have respecting the Municipal Premises, (iv) the subleasehold interest in the Uccello Immobilien Parking Premises, and (v) any right, title and interest in and to the Alley. Notwithstanding anything contained in this paragraph, the Property shall not include any of the Excluded Assets.

               "PROPERTY DATA" means that certain information provided by Seller to Buyer, as more particularly referenced in the Property Data Certification attached hereto as Exhibit B and made a part hereof ("Property Data Certification"), and that certain information provided in the schedules attached to this Agreement.

               "PURCHASE PRICE" means Nine Million ($9,000,000.00) Dollars; subject, however, to Sections 4(B), 15(D) and other applicable provisions of this Agreement.

               "SELLER'S COUNSEL" means Greenberg Traurig, 1221 Brickell Avenue, Miami, Florida 33131, Attn: Greg Marks, whose telephone number is (305) 579-0587, and whose telecopy number is (305) 579-0717, or such other counsel as Seller may designate by delivering written notice of such designation to the Buyer Representative.

               "SELLER REPRESENTATIVE" means Mitchell, or such other person as all of the Epicure Parties may designate by delivering written notice of such designation to Buyer. Copies of all notices to the Seller Representative shall be sent simultaneously to Seller's Counsel.

               "TECHNICAL REPORTS" means any and all written environmental, asbestos, ADA, engineering, mechanical, electrical, structural, soil, title (including all title policies and copies of exceptions thereto), survey and other technical and investigative reports covering all or any portion of the Entire Premises, and such written plans and specifications for any and all portions of the Entire Premises that any of the Epicure Parties may have in their possession, including written plans and specifications relating to intended and needed repairs.

               "UCCELLO IMMOBILIEN PARKING PREMISES" means that certain real property, shown on Exhibit A (Page 4 of 4) and legally described as:

                      All of Lots 12 through 14, Block 40, THE ALTON BEACH REALTY COMPANY'S SUBDIVISION, a subdivision, according to the Plat thereof, in the West 1/2 of Blocks 17, 40 and 45, in Section 33,

                               Definitions Page 6

                      Township 53 South, Range 42 East, as recorded in Plat Book 6, Page 165, among the Public Records of Dade County, Florida together with all buildings, improvements, facilities and fixtures thereon, and all (a) all parking facilities; (b) all easements, privileges, mineral rights and appurtenances (including, without limitation, severable use and transferable development rights) appertaining to said real property; and (c) all rights, if any, which any of the Epicure Parties may have in any adjoining streets, alleys (including the Alley), roadways, and avenues, opened, vacated or proposed. All of the Uccello Immobilien Parking Premises are currently (i) owned by Uccello Immobilien Gmbh, a German corporation ("Uccello Immobilien"), (ii) leased to SunTrust pursuant to that certain lease dated November 15, 1977, as modified October 10, 1990 (the "SunTrust Parking Lease"), (iii) subleased by SunTrust to Seller pursuant to that certain sublease dated October 18, 1993, as modified ("SunTrust Parking Sublease"), and (iv) utilized as a parking area, consisting of approximately 67-70 parking spaces, in connection with the Epicure Business, except for Seller's subsubleases as follows: (1) 7 parking spaces to the "Shell Station" located adjacent to the Entire Premises, pursuant to a non-written lease, (2) 3 parking spaces to Ace, as part of the Ace Lease, (3) 1 parking space to Gridiron Club, pursuant to a non-written lease, and (4) 6 parking spaces to United Clothing a/k/a "Kid Cool". The said 17 parking spaces are designated on Schedule ADL-1 attached hereto and made a part hereof.

               "THIRD PARTY LEASES" means those certain leases and/or other occupancy agreements involving any portion of the Entire Premises other than the Epicure Premises ("Third Party Leased Premises"). The Third Party Leases currently are as follows: (i) written Business Lease dated November 22, 1995 ("Ace Lease") by and between Fee Owner and So Be Ace Hardware, Inc., a Florida corporation ("Ace"), respecting the "Ace Hardware" premises as shown on Exhibit A (Page 2 of 4); (ii) written Business Lease dated April 1, 1992, as extended by letter dated September 6, 1996 ("Gridiron 1st Floor Lease"), by and between Fee Owner and 97 Corp., a Florida corporation ("Gridiron"), respecting the "Gridiron Club" first floor premises as shown on Exhibit A (Page 2 of 4); (iii) written Business Lease dated July 28, 1992, as extended by letter dated September 6, 1996 ("Gridiron 2nd Floor Lease"), by and between Fee Owner and Gridiron, respecting the "Gridiron Club" second floor premises as shown on Exhibit A (Page 3 of 4); (iv) written lease dated January 8, 1996 ("United Lease"), by and between Fee Owner and United Factories Corp. USA, Inc., a Florida corporation ("United"), respecting the "United" premises as shown on Exhibit A (Page 3 of 4); and (v) non-written lease ("Security Guard Lease"), by and between Fee Owner and Floyd Fairbairn ("Security Guard"), respecting the Security Guard premises as shown on Exhibit A (Page 3 of 4). The tenants under the Third Party Leases may be collectively referenced as the "Third Party Tenants". The Ace Lease contains the Ace Right of Refusal, as set forth in the New Lease.

                               Definitions Page 7

                         LIST OF EXHIBITS AND SCHEDULES


       EXHIBIT A                        SKETCH OF ENTIRE PREMISES AND
                                        MUNICIPAL PREMISES

       EXHIBIT B                        PROPERTY DATA CERTIFICATION

       EXHIBIT C                        NEW LEASE (with Exhibit A (Sketch) and
                                        Memorandum of Lease)

       EXHIBIT D                        EMPLOYMENT AGREEMENT (with
                                        Duties Lists)

       SCHEDULE 4(C)                    LIST OF MANAGEMENT LEVEL
                                        EMPLOYEES THAT BUYER MAY
                                        CONTACT

       SCHEDULE 5(A)                    PRO FORMA COMMITMENT

       SCHEDULE 6(A)(iii)               POTENTIAL CONFLICTS

       SCHEDULE 6(A)(vi)                COMPLIANCE WITH LAWS

       SCHEDULE 6(A)(vii)               EPICURE PENDING LITIGATION

       SCHEDULE 6(A)(ix)                SCHEDULE OF LIENS, SECURITY
                                        INTERESTS AND FICTITIOUS NAMES

       SCHEDULE 6(A)(xiv)               SCHEDULE OF CERTAIN CHANGES

       SCHEDULE 6(A)(xv)                SCHEDULE OF EPICURE EXECUTORY
                                        CONTRACTS

       SCHEDULE 6(A)(xvi)(a)            SCHEDULE OF EMPLOYMENT MATTERS

       SCHEDULE 6(A)(xvi)(c)            SCHEDULE OF EMPLOYMENT LITIGATION

       SCHEDULE 6(B)(vi)                KNOWN VIOLATIONS PERTAINING TO
                                        THE FEE OWNER PREMISES

       SCHEDULE 6(B)(vii)               FEE OWNER PENDING LITIGATION

       SCHEDULE 6(B)(xiii)              SCHEDULE OF FEE OWNER
                                        EXECUTORY CONTRACTS

       SCHEDULE 8(J)                    SCHEDULE OF PERMITTED UPGRADES

       SCHEDULE ADL-1                   DESIGNATED PARKING SPACES

                                                                    EXHIBIT 10.1

                    MODIFICATION TO ASSET PURCHASE AGREEMENT


               THIS MODIFICATION TO ASSET PURCHASE AGREEMENT ("Modification") is made and entered into as of the 17th day of February, 1998 ("Modification Effective Date"), by and among JERRY'S FAMOUS DELI, INC., a California corporation ("Buyer" or "JFD"), EPICURE MARKET, INC., a Florida corporation ("Seller"), HARRY THAL ("Harry"), MITCHELL THAL ("Mitchell"), and EDWARD THAL and LEONARD THAL dba E & L THAL REAL ESTATE ACCOUNT PARTNERSHIP, a Florida general partnership, a/k/a E & L THAL REAL ESTATE ACCOUNT, a Florida general partnership a/k/a E & L THAL PARTNERS, a Florida general partnership ("Fee Owner").

                              W I T N E S S E T H:

               WHEREAS, the parties hereto are parties to that certain Asset Purchase Agreement bearing the date of December 12, 1997, having an "Execution Date" of December 16, 1997, and an "Effective Date" of February 9, 1998, as modified by that certain letter agreement executed contemporaneously therewith (collectively, the "Original Contract"), respecting the purchase and sale of the "Epicure Business" and related matters; and

               WHEREAS, the parties hereto wish to modify the Original Contract, subject to and in accordance with the terms, provisions and conditions hereinafter set forth.

               NOW, THEREFORE, for and in consideration of the sum of TEN ($10.00) DOLLARS, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

               1. RECITALS: The foregoing recitals are true and correct and are incorporated herein by this reference.

               2. MODIFICATIONS TO ORIGINAL CONTRACT: The parties hereto hereby agree to modify the Original Contract, as of the Modification Effective Date, as follows:

                      (A) ELIMINATION OF FINANCING CONTINGENCY: Buyer hereby waives all rights to terminate based upon financing the purchase of the Property.

                      (B) INCREASE IN DEPOSIT: On or before March 11 10, 1998, Buyer shall deliver to Escrow Holder the sum of ONE HUNDRED THOUSAND AND NO/100 ($100,000) DOLLARS ("Additional Deposit"). The Additional Deposit shall be included within the defined term "DEPOSIT", and shall be held and disbursed by Escrow Holder only in accordance with the terms of the Original Contract, as modified hereby. Escrow Holder shall provide written notification to Seller's Counsel that such amount has been received by such date. This Modification shall be null and void, at Seller's election, if such notification has not been received from Escrow Holder by such date.

                      (C) MODIFICATIONS TO PURCHASE PRICE AND PAYMENT
PROVISIONS: Subject to the last sentence of this Section 2(C), the Purchase Price and payment provisions are hereby modified as follows:

                             (i) INCREASE IN PURCHASE PRICE: The "Purchase
Price" shall be increased FROM: (a) $9,000,000 (subject to Sections 4(B), 15(D) and other applicable provisions of the Original Contract), TO (b) (1) $7,100,000 (subject to applicable provisions of the Original Contract, provided that it shall not be subject to Sections 4(B) or 15(D) of the Original Contract), plus
(2) 934,509 shares of Buyer's common stock ("Stock Consideration"). With respect to the Stock Consideration, the parties also agree upon those certain terms, conditions and other provisions set forth in Exhibit A attached hereto and made a part hereof.

                             (ii) ELIMINATION OF CREDIT FOR ACCOUNTS RECEIVABLE:
Buyer shall not be entitled to a credit against the Purchase Price for any of the accounts receivable existing as of the Inventory Date. Section 15(D) of the Original Contract is deleted in its entirety, except for the last sentence thereof.

                             (iii) MODIFICATION OF $75,000 THRESHOLD: Section
15(F) of the Original Contract is hereby modified to state that the Seller Parties shall no longer be obligated to provide a credit up to $75,000 against the Purchase Price as contemplated therein. In the event Buyer attempts to terminate the Original Contract on account of matters not waived in Exhibit B attached hereto and made a part hereof, Seller shall retain the right to prevent termination by agreeing to pay up to $75,000 for such unwaived matters.

                             (iv) CLOSING PAYMENTS: The payments due at Closing
(which are in addition to the Deposit and the Inventory Price) are hereby modified, as follows:

                                    (a) the Closing Payment shall be modified
FROM $8,400,000 (increased or decreased by credits, prorations and adjustments as provided in the Original Contract) TO $6,900,000 (increased or decreased by credits, prorations and adjustments as provided in the Original Contract, as amended hereby);

                                    (b) the $500,000 Payment and the $500,000
Note (and all provisions relating thereto) shall be deleted in their entirety); and

                                    (c) at Closing, Buyer shall issue and
deliver to Seller (or its permitted assignee(s) under subpart (v) of Exhibit A) the Stock Consideration. Buyer shall also deliver such additional instruments at or before Closing, reasonably requested by Seller to effectuate and continue the terms and conditions of Exhibit A, including without limitation, a Stock Registration Rights Agreement that embodies such terms and conditions and ensures their survival beyond the Closing Date for Seller or its permitted assignees.

                             (v) MODIFICATION TO EMPLOYMENT AGREEMENT: Buyer,
Harry and Mitchell hereby agree to modify Section 6(D) of each Employment Agreement by the substitution of "35,000" for "10,000", where it appears therein. Moreover, the option for the "additional" 25,000 shares provided by this Modification shall be one hundred (100%) percent vested and exercisable immediately upon the date of grant, but otherwise shall be subject to all of the same terms and conditions stated in Section 6(D) of each Employment Agreement.

               Notwithstanding the foregoing provisions of this Section 2(C), Buyer reserves the right upon at least three (3) business days' notice prior to Closing, to nullify the foregoing provisions of this Section 2(C) and 2(G), in which event the original Purchase Price and payment terms thereof of the Original Contract shall be reinstated and enforceable in accordance with their terms.

                      (D) INCLUSION OF NAME: The Fictitious Names and Intangible Property shall include the name "Thal Bros. Epicure Market".

                      (E) INSPECTIONS TO DATE/WAIVER: Except for the Audit and those items referenced in Exhibit B, Buyer hereby waives (i) all objections through the signing date of this Modification, including those items raised in the three letters from Buyer's Counsel dated January 8, 1998 and January 15, 1998, and (ii) its termination rights under Sections 4(A), 4(D), 5(A), and 5(C) of the Original Contract. Notwithstanding anything contained in this Modification, Buyer has not and does not waive any rights of termination or other rights respecting the matters referenced in Exhibit B. Buyer may commence the Audit without thereby waiving any conditions in the Original Contract (such conditions being expressly not waived as set forth in Exhibit B hereof). Buyer may now seek estoppels, non-disturbance and other agreements from all parties it may so elect in accordance with the Original Contract, including as contemplated in that certain letter to SunTrust attached hereto and made a part hereof, and such activities shall not create closing conditions not already provided in the Original Contract (provided however that the SunTrust estoppel request shall be mutually satisfactory to the Seller Representative and the Buyer Representative, in their respective reasonable discretion). Provided that the Seller Parties satisfactorily address all matters as noted on Exhibit B (except as otherwise expressly provided in said Exhibit B), Buyer cannot terminate the Original Contract by reason of any of its inspections and investigations to date.

                      (F) ELIMINATION OF ENVIRONMENTAL CONDITIONS: The provisions of Section 26 are hereby deleted in their entirety. Notwithstanding the foregoing, the Seller Parties, at Buyer's expense (estimated at $2,500), shall remove, prior to Closing, all asbestos in the Property, as noted in that certain Report of Building Survey, Sampling and Evaluation of
Asbestos-Containing Materials dated January 5, 1998 issued by Anders Environmental Group, Inc.

                      (G) TRANSFEREE CERTIFICATE: The provisions of Section 15(B) of the Original Contract are hereby modified as follows: Seller shall cooperate with Buyer and the Florida Department of Revenue in seeking to obtain the Transferee Certificate as soon as possible after Closing. If Buyer shall not have obtained the Transferee Certificate within ninety (90) days after Closing, Buyer may not withhold any sum from the Closing Payment, but beginning after such ninetieth (90th) day until the Transferee Certificate shall be delivered to Buyer (and shall show that no monies are due or show evidence of payment thereof), Buyer, in addition to other remedies as may be permitted under the Original Contract, shall be permitted to withhold any sums which may be due to the State of Florida for Seller's unpaid sales taxes against the Employment Agreement monies due Harry and/or Mitchell after Closing.

                      (H) CLOSING DATE: The Closing Date shall be the date on which Closing occurs, which, unless Buyer wishes to close sooner, shall be the first business day which is ten (10) days after the later date that (i) Buyer has completed the Audit, and (ii) Seller has complied with its obligations under the Original Contract, as modified hereby. If, without fault by either party, Closing has not occurred by April 20, 1998, then either party thereafter may terminate the Original Contract, as modified hereby; provided however, that the other party may nullify such right of termination by agreeing to waive all then remaining pre-Closing conditions, in which event the parties shall proceed to close within five (5) days after such waiver. The references in the second to last paragraph of Section 12(A) of the Original Contract shall be modified from "three (3) months from and after the Effective Date" to "April 20, 1998".

               3. MODIFICATION TO NEW LEASE: The parties hereto hereby agree to modify Section 8.1 of the New Lease by the addition of the following subpart (f) thereof:

               In the event (i) Landlord triggers Tenant's option to purchase as contemplated in Section 8.1(b), and (ii) Tenant is unable, solely due to the existence of any environmental condition affecting any portion of the Entire Premises as of the Effective Date and not caused by Tenant after the Effective Date, to obtain conventional financing at then prevailing rates and terms to enable it to close within the time contemplated in said Section 8.1(b), then Landlord agrees to finance, with a conventional purchase money note and first mortgage (with customary assignment of rents and other security interests), seventy-five (75%) percent of the Earlier Option Price, on the following terms and conditions: (a) interest shall accrue at a fixed rate of interest that is equal to that which SunTrust (or if SunTrust does not then exist, a similar bank then existing) is then offering for similar loans;
               (b) the promissory note shall provide for eighty-four (84) equal monthly payments, consisting of principal and interest based upon an assumed amortization period of twenty-five (25) years, payable in arrears, with a maturity date of the seventh (7th) anniversary of the Closing Date; (c) the mortgage shall encumber all of the Entire Premises; and (d) such other terms and conditions customary for a first mortgage financing of commercial real estate.

               4. EDWARD THAL AND LEONARD THAL EMPLOYMENT AGREEMENTS: At Closing, Seller agrees to terminate all employment agreements with Edward Thal and Leonard Thal.

               5. MISCELLANEOUS: (i) The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; (ii) the Original Contract, together with this Modification, constitutes the entire understanding between and among the parties in respect to the Property, and the Original Contract has not been modified or amended, except by this Modification; (iii) the persons executing this Modification on behalf of their respective parties represent that he or she has full right, power and authority so to do, and the same constitutes the legal, valid and binding obligation of such parties fully enforceable in accordance with the terms hereof.

               6. RATIFICATION: Except as hereby modified, all of the terms and provisions of the Original Contract, especially including but not limited to
Section 25 thereof, are hereby ratified and confirmed and shall be and remain in full force and effect in accordance with their terms. All terms used in this Modification which are defined in the Original Contract shall have the meanings ascribed to them in the Original Contract, unless the context clearly otherwise requires.

               IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.

Witnesses:                              "Buyer"

                                        JERRY'S FAMOUS DELI, INC., a California
                                        corporation




                                        /s/ ISSAC STARKMAN
                                        ----------------------------------------

                                        ISAAC STARKMAN, as
                                        CHIEF EXECUTIVE OFFICER

                                        "Epicure Parties"

                                        EPICURE MARKET, INC., a Florida
                                        corporation


----------------------

                                        /s/ MITCHELL THAH
----------------------                  ----------------------------------------
                                        MITCHELL THAL, as
                                        PRESIDENT


----------------------

                                        /s/ HARRY THAL
----------------------                  ----------------------------------------
                                        HARRY THAL



----------------------

                                        /s/ MITCHELL THAL
----------------------                  ----------------------------------------
                                        MITCHELL THAL

                                        E & L THAL REAL ESTATE
                                        ACCOUNT PARTNERSHIP, a
                                        Florida general
                                        partnership a/k/a E &
                                        L THAL REAL ESTATE
                                        ACCOUNT, a Florida
                                        general partnership
                                        a/k/a E & L THAL
                                        PARTNERS, a Florida
                                        general partnership




                                        /s/ EDWARD THAL
----------------------                  ----------------------------------------
                                        EDWARD THAL, as
                                        GENERAL PARTNER and individually


----------------------

                                        /s/ LEONARD THAL
----------------------                  ----------------------------------------
                                        LEONARD THAL, as
                                        GENERAL PARTNER and
                                        individually, by and
                                        through Naomi Thal, as
                                        Plenary Guardian of
                                        the Person and
                                        Property

                                        "Escrow Holder"

                                        KATZ, BARRON, SQUITERO, FAUST &
                                        BERMAN, a Florida professional
                                        corporation

----------------------

                                        /s/ HOWARD L, FRIEDBERG
----------------------                  ----------------------------------------
                                        HOWARD L. FRIEDBERG
                                        A Member of the Firm

                                    EXHIBIT A

                  PROVISIONS PERTAINING TO STOCK CONSIDERATION

               (i) Representations of Seller. With respect to the Stock Consideration, the Seller Parties hereby represent and warrant to Buyer that:

                      (a) The Seller Parties understand that Buyer is issuing the Stock Consideration without registration under the Federal Securities Act of 1933, as amended (the "Act"), and without registration or qualification under the securities laws of any state, in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D as promulgated by the United States Securities and Exchange Commission and upon the preemption from state registration requirements under Section 18(b)(4)(D) of the Act;

                      (b) The Seller Parties acknowledge that the Stock Consideration may not be transferred or resold except pursuant to a registration statement under the Act or an exemption from the registration requirements of the Act.

                      (c) The Seller Parties have received all information necessary to make an informed business decision with respect to an investment in the Buyer's common stock, including: (i) copies of all filings made by Buyer under the Securities Exchange Act of 1934 between January 1, 1997 and the date hereof, consisting of Buyer's Annual Report on Form 10-K for the year ended December 31, 1996, Buyer's Proxy Statement dated April 27, 1997, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, (ii) a draft of Buyer's unaudited consolidated financial statements for the quarter ended December 31, 1997, which has not been reviewed by Buyer's independent public accountants and is subject to adjustment in connection the audit of Buyer's financial statements for the year ended December 31, 1997 which is currently pending; and (iii) the Risk Factors set forth in subpart (vi) of this Exhibit A, containing information related to Buyer, its financial condition, business operations, and certain risk factors of an investment in Buyer's common stock (collectively, the "Buyer Disclosure Documents");

                      (d) The Seller Parties have carefully reviewed and understand the risks of, and other considerations relating to, an investment in the Stock Consideration, including, but not limited to, the risks set forth in subpart (vi) hereof;

                      (e) The Seller Parties have been afforded the opportunity to obtain any information necessary to verify the accuracy of any representations or information set forth in the Buyer Disclosure Documents, and have had all inquiries to Buyer answered, and have been furnished all requested materials, relating to Buyer and anything set forth in the Buyer Disclosure Documents;

                      (f) The Seller Parties have not been furnished any information, orally or in writing, which is not contained in the Buyer Disclosure Documents, and any information provided orally to the Seller Parties pursuant to paragraph (e) above is not materially different from the information contained in the Buyer Disclosure Documents;

                      (g) Seller and any permitted Seller assignees are acquiring the Stock Consideration for their own accounts, as principal, for investment and not with a view to the resale or distribution of all or any part of the Stock Consideration;

                      (h) Seller and each permitted Seller assignee is an "accredited investor" as that term is defined in Regulation D, and a sophisticated investor with sufficient knowledge and experience as to be capable of evaluating the merits and risks of an investment in Buyer's common stock; and

                      (i) At all times material hereto, the Seller Parties have been represented by Greenberg Traurig, as their counsel, who has reviewed this Modification in its entirety.

               (ii) Representations and Warranties of Buyer. With respect to the Stock Consideration, Buyer hereby represents and warrants to the Seller Parties that:

                      (a) In reliance upon the accuracy of the representations and warranties made by the Seller, the Seller Parties and each of Seller's permitted assigns in Section (i) hereof, the issuance of the Stock Consideration in accordance with the terms of the Original Contract, as modified hereby, will comply with the requirements of Rule 506 under Regulation D;

                      (b) Buyer has heretofore delivered to the Seller Parties copies of the SEC filings referenced in paragraph (i)(c) above (the "SEC Filings"). As of their respective dates, each SEC Filing complied in all material respects with all applicable requirements of the Securities Exchange Act of 1934, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in such SEC Filings were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, as to unaudited statements, except for the absence of notes thereto), and present fairly in all material respects the financial position of Buyer as of the dates thereof and the results of Buyer's operations for the periods then ended (subject, in the case of unaudited interim financial statements, to year-end adjustments, all of which adjustments consist of normal recurring accruals consistent with past practice).

                      (c) The shares of Buyer's common stock constituting the Stock Consideration (the "Shares") have been duly authorized and, when issued and delivered to the Seller (or its permitted assigns) at the Closing, will be validly issued, fully paid and nonassessable and free of any preemptive rights or similar rights that entitle any person to acquire any Shares upon the issuance thereof by the Buyer or any other restrictions or encumbrances.

                      (d) Since September 30, 1997, neither Buyer nor any of its subsidiaries has, except as disclosed otherwise in the Buyer Disclosure Documents, (a) incurred any liability material to Buyer and its subsidiaries on a consolidated basis, except in the ordinary course of its business consistent with past practices; (b) suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operation which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on Buyer's consolidated business, assets, financial condition or results of operations (a "Material Adverse Effect"); or
(c) conducted its business and operations other than in the ordinary course of business consistent with past practices.

                      (e) Buyer and each of its subsidiaries hold all licenses and permits necessary for the lawful conduct of their business, and the business of each of Buyer and its subsidiaries is not being conducted in violation of any applicable legal requirement (including, but not limited to, laws relating to the protection of the environment), except to the extent that the failure to hold any such permits or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

               (iii) Opinion of Buyer's Counsel: At Closing, the Seller Parties and any permitted assignee receiving Stock Consideration shall receive an opinion of Jeffer, Mangels, Butler & Marmaro LLP, outside securities counsel to Buyer, subject to customary assumptions, limitations and qualifications, to the effect that:

                      (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                      (b) Upon execution of the Modification, Section 2(c) of the Modification, as it pertains to the issuance of Stock Consideration by Buyer, and the provisions of Exhibit A to such Modification, would constitute valid and binding obligations of Buyer under California law, subject to the other terms of the Original Contract, as modified by the Modification, enforceable against Buyer in accordance with its terms; and

                      (c) Upon issuance of the Shares in accordance with the terms of the Original Contract, as modified by the Modification, the Shares will be: (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free of any preemptive rights or similar rights that entitle any person to acquire the Shares upon issuance thereof by the Buyer and (iii) free of any other restrictions or encumbrances, except such encumbrances as may be created by Seller or any permitted Seller assignee.

               (iv) Registration of Stock Consideration. Buyer agrees that it will file, at Buyer's expense, as soon as possible but not later than 30 days following the Closing a registration statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") registering the resale of the shares of Buyer issued as Stock Consideration pursuant to this Amendment (the "Shares") by Seller or its authorized assignees (referred to in this Section (iv) as "Holders") under the Act.

                      a. Buyer further covenants and agrees as follows with respect to such Registration Statement:

                             (1) Buyer shall use its best efforts to cause the
Registration Statement to become effective as promptly as possible under the circumstances at the time prevailing and in any event not later than ninety (90) days after the Closing Date;

                             (2) Following the effective date of the
Registration Statement, Buyer shall, upon the request of the Holders, forthwith supply such reasonable number of copies of the Registration Statement and prospectus meeting the requirements of the Act, and other documents necessary or incidental to the public offering of the shares, as shall be reasonably requested by the Holders to permit the Holders to make a public distribution of the Holders' shares;

                             (3) Buyer will pay all costs, fees and expenses in
connection with the Registration Statement, including, without limitation, Buyer's legal and accounting fees, printing expenses and blue sky fees and expenses; provided, however, that the Holder shall be solely responsible for the fees of any counsel retained by the Holder in connection with such registration and any transfer taxes or underwriting discounts, selling commissions or selling fees applicable to the shares sold by the Holder pursuant thereto;

                             (4) Buyer will use reasonable efforts to file any
notices and fees required for offering and sale of the shares under the securities or blue sky laws of such states as are requested by the Holder, provided that Buyer shall not be obligated to execute or file any general consent to service of process (unless Buyer is already then subject to service in such jurisdiction) or to qualify as a foreign corporation to do business under the laws of any such jurisdiction, except as may be required by the Securities Act and its rules and regulations;

                             (5) Buyer further agrees that it will use its best
efforts to maintain the effectiveness of the Registration Statement until all of the Stock Consideration issued to Seller or its assignees may be sold under SEC Rule 144(k), and to prepare any supplement or amendment to the Registration Statement that may be required to reflect all material facts required to be stated therein during the term that the Registration Statement is effective;

                             (6) The Registration Statement shall not contain
any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

                             (7) Buyer will take such action as is necessary so
that the shares are listed for trading on the Nasdaq National Market;

                      b. Seller, on behalf of itself and each of the Holders, covenants and agrees as follows with respect to the registration of the shares:

                             (1) The Holder, upon receipt of notice from Buyer
that an event has occurred which requires a post-effective amendment to the Registration Statement or a supplement to the prospectus included therein, shall promptly discontinue the sale of shares until the Holder receives a copy of a supplemented or amended prospectus from Buyer, which Buyer shall provide as soon as practicable after such notice; and

                             (2) The obligations of Buyer hereunder with respect
to the shares are expressly conditioned on the Holder's furnishing to Buyer such appropriate information concerning the Holder, the Holder's shares and the terms of the Holder's offering of such shares as Buyer may reasonably request for purposes of preparing and updating the Registration Statement;

                      c.  INDEMNIFICATION.

                             (1) Buyer shall indemnify, defend and hold harmless
the Holder and such persons who controls such Holder within the meaning of
Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys fees) caused by or arising out of any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, any post-effective amendment to such Registration Statement, or any prospectus included therein, or caused by or arising out of any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission based upon information furnished or required to be furnished in writing to Buyer by the Holder expressly for use therein, or arising out of or caused by any violation by Buyer of the Securities Act or any rule or regulation thereunder applicable to Buyer in connection with any such registration; provided, however, that the indemnification in this Section (iv)
c. with respect to any prospectus shall not inure to the benefit of the Holder on account of any such loss, claim, damage or liability arising from the sale of shares by the Holder, if a copy of a subsequent prospectus correcting the untrue statement or omission in such earlier prospectus was provided to the Holder by Buyer prior to the subject sale and the subsequent prospectus was not delivered or sent by the Holder to the purchaser prior to such sale. The Holder(s) and their successors and assigns shall at the same time, severally, indemnify Buyer, its directors, each officer signing the Registration Statement and each person, if any, who controls Buyer within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in the Registration Statement, any post-effective amendments to such Registration Statement, or any prospectus included therein, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission based upon information furnished in writing to Buyer by the Holder expressly for use therein;

                             (2) If for any reason the indemnification provided
for in the preceding Section (iv) c (1) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

                             (3) Each party entitled to indemnification under
this Agreement (each, an "Indemnified Party") shall give notice to each party required to provide indemnification (each, an "Indemnifying Party") promptly after such Indemnified Party has knowledge of any claim for loss as to which indemnity may be sought, and, in the event of any claim or demand asserted against an Indemnified Party by a third party, shall permit the Indemnifying Party to assume the defense of any such claim (and litigation resulting therefrom), as provided below. Notwithstanding anything to the contrary contained herein, any failure by an Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnity obligations under this Agreement except to the extent that such failure materially and adversely affects the Indemnifying Party due to the inability to defend such action timely.

                             (4) The Indemnifying Party shall have ten (10)
business days after the aforesaid notice is given to elect, by written notice given to the Indemnified Party, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the Indemnified Party, which consent is not to be unreasonably withheld or delayed) and at their sole risk and expense, the good faith settlement or defense of such claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that: (i) all settlements shall be made only upon the prior reasonable consultation with the Indemnified Party and the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (ii) the Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall be borne by the Indemnified Party). So long as the Indemnifying Party are contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld. If the Indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the Indemnifying Party fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the Indemnified Party shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the Indemnifying Party and the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed) the claim at their exclusive discretion, at the risk and expense of the Indemnifying Party.

                             (5) The Indemnified Party shall furnish such
information regarding themselves or the claim in question as the Indemnifying Parties may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

               (v) SELLER RIGHT TO ASSIGN. Seller shall have the right to assign its rights to receive the Stock Consideration and its other rights and benefits relating to the Stock Consideration as set forth in this Exhibit A to one or more of Seller's shareholders, Kenneth Roth and Stanley Witkin, provided that each such assignee shall make the same representations as are made by Seller in Section (i) hereof and shall agree to the same terms and conditions regarding registration of the shares as are contained in Section (iv) hereof.

               (vi) RISK FACTORS. Buyer hereby represents to Seller that an investment in shares of Buyer's common stock ("COMMON STOCK") involves certain risk factors, which may have a material impact upon Buyer's future plans, objectives, expectations, and results of operations, including but not limited to the following risk factors:

               LIMITED OPERATING HISTORY WITH MULTIPLE RESTAURANTS. Buyer was founded in 1978 with the opening of its Studio City restaurant. Three additional restaurants were opened in 1989, 1991 and 1994, respectively, and have each been in operation for over two years. Two additional restaurants were opened in February and June 1996, respectively, two additional restaurants (Solley's) were acquired as of June 30, 1996, and one additional restaurant (Rascal House) was acquired September 9, 1996. The newest restaurant was opened in October 1997. Accordingly, Buyer has a limited operating history in its current size and configuration, and there is no assurance that such restaurants, or Buyer as a whole, will be profitable in the future.

               LACK OF DIVERSIFICATION. At the present time, Buyer intends to invest only in dely-style restaurants and related food operations. As a result, changes in consumer preferences, including a change in consumer preferences for restaurants of the type operated by Buyer, may have a disproportionate and materially adverse impact on Buyer's business and its operating results.

               NEED FOR ADDITIONAL FINANCING. The expansion of Buyer's restaurant operations in 1996 and 1997 has been funded with the proceeds of the October 1995 Public Offering and the August and November 1996 sales of preferred shares, along with bank financing. Management believes that it will have access to sufficient funds to complete its planned acquisitions and restaurant openings in 1998, but there can be no assurance that additional funds will not be necessary. Future events, including the problems, delays, additional expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could increase the anticipated costs of the planned acquisitions and restaurant openings. Management may also determine that it is in the best interest of Buyer to expand more rapidly than currently intended. In any case, additional financing may be required. There is no assurance that Buyer will be able to obtain such additional financing, or that such additional financing will be available on terms acceptable to Buyer and at the times required by Buyer. Failure to obtain such financing may adversely impact the growth, development or general operations of Buyer. If, on the other hand, such financing can be obtained, it will most likely result in additional leverage or dilution of existing shareholders.


               UNCERTAIN ABILITY TO MANAGE GROWTH AND EXPANSION. In order to achieve growth, Management believes that Buyer must develop new restaurants. Buyer's expansion plan calls for the addition of several new restaurants per year. Management has limited experience opening restaurants at the current expansion plan rate. Buyer's ability to successfully expand will depend on a number of factors, including without limitation, the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and personnel, the availability of adequate financing, distributors and suppliers, the obtaining of necessary governmental permits and authorizations, and contracting with appropriate development and construc tion firms, some of which are beyond the control of Buyer. There is no assurance that Buyer will be able to open any new restaurants, or that any new restaurants will be opened at budgeted costs or in a timely manner, or that such restaurants can be operated profitably.

               LIMITATIONS AND VULNERABILITY AS A RESULT OF GEOGRAPHIC CONCENTRATION. Because all of Buyer's existing restaurants (other than Rascal House in Florida) are located in Southern California, Buyer is vulnerable to the Southern California economy, which has experienced adverse results in past years. In addition, since Buyer's primary operating experience is limited to Southern California, there is no assurance that the Jerry's Famous Deli concept will be successful in other geographic areas as Buyer expands its geographic reach. For example, Buyer's experience with construction and development outside the Los Angeles metropolitan area is limited, which may increase associated risks of development and construction as Buyer expands outside this area. Expansion to other geographic areas may require substantially more funds for advertising and marketing since Buyer will not initially have name recognition or word of mouth advertising available to it in areas outside of Southern California. The centralization of Buyer's management in Southern California may be a problem in terms of expansion to new geographic areas, since Buyer may suffer from lack of experience with local distributors, suppliers and consumer factors and from other issues as a result of the distance between Buyer's main headquarters and its restaurant sites. These factors could impede the growth of Buyer.

               SIGNIFICANT RESTAURANT INDUSTRY COMPETITION. The restaurant industry is intensely competitive with respect to price, service, location, ambiance and quality, both within the casual dining field and in general. As a result, the rate of failure for restaurants is very high and the business of owning and operating restaurants involves greater risks than for businesses generally. There are many competitors of Buyer in the casual dining segment that have substantially greater financial and other resources than Buyer and may be better established in those markets where Buyer has opened or intends to open restaurants. There is no assurance that Buyer will be able to compete in these markets.

               DEPENDENCE UPON CONSUMER TRENDS. Buyer's restaurants are, by their nature, dependent upon consumer trends with respect to the public's tastes, eating habits (including increased awareness of nutrition), and discretionary spending priorities, all of which can shift rapidly. In general, such trends are significantly affected by many factors, including the national, regional or local economy, changes in area demographics, increases in regional competition, food, liquor and labor costs, traffic patterns, weather, natural disasters, and the availability and relative cost of automobile fuel. Any negative change in any of the above factors could negatively affect Buyer and its operations.

               DEPENDENCE ON KEY PERSONNEL. Buyer believes that the development of its business has been, and will continue to be, highly dependent on Isaac Starkman, the Chairman of the Board and Chief Executive Officer of Buyer. In addition, any outstanding balances under Buyer's credit facility with Bank of America become immediately due and payable upon the death of any principal officer or majority shareholder. Isaac Starkman is currently 59 years old. Mr. Starkman has an employment agreement which requires that he devote a substantial majority of his time to Buyer; however, he does have, and will continue to have, limited involvement with certain concession and souvenir businesses in New York, and other business ventures, each unrelated to Buyer and its business. Guy and Jason Starkman, Vice Presidents of Buyer, are currently 26 and 23 years old, respectively. Buyer has obtained key man life insurance of $1,000,000 face amount on Isaac Starkman. However, if Isaac Starkman's services become unavailable for any reason, it could affect Buyer's business and operations adversely.

               POSSIBLE HIGHER COSTS UNDER EXISTING RELATED PARTY LEASES. Buyer currently leases its Westwood restaurant building and eight adjacent parking spaces, along with three parking lots and a 1,200 square foot building adjacent to its West Hollywood restaurant, from The Starkman Family Partnership ("The Starkman Family Partnership"), an entity controlled by Isaac Starkman, the controlling beneficial shareholder of Buyer. There is no assurance that the leases between The Starkman Family Partnership and Buyer are as favorable as Buyer could have obtained from an unaffiliated third party. These leases were not negotiated at arm's length and Isaac Starkman, the controlling beneficial shareholder and the Chief Executive Officer of Buyer, had a conflict of interest in negotiating these transactions. In addition, several of the leases are subject to renewal at their then fair market value, which could involve substantial increases, depending upon the real estate leasing market at the time of renewal of each of such leases. In the future, Buyer will not lease new restaurant sites or facilities or renew existing leases from The Starkman Family Partnership or other affiliated persons or entities unless the terms of the lease have been approved by Buyer's independent directors and deemed at least as favorable as would be available from a non-affiliated third party by an independent national or regional real estate evaluation firm or commercial leasing firm in a written opinion.

               CERTAIN DISCONTINUED RESTAURANT CONCEPTS HAVE BEEN UNSUCCESSFUL. Certain other restaurant operations established by Isaac Starkman, the controlling beneficial shareholder of Buyer, have not met with success. In November 1984, Isaac Starkman established a casual dining restaurant named Starky's, which combined a deli operation with pizza parlor and arcade at the top of the Beverly Center, a large shopping mall in Los Angeles, California. Starky's had no street visibility, and due to its location in an enclosed mall, had restricted hours of operation and problems with hygienic conditions at the mall which were outside of Management's control. A lawsuit was filed by Starky's primarily related to the landlord's property maintenance which resulted in a settlement subject to a confidentiality agreement and the closing of the restaurant in December 1992. In addition, Jerry's Famous Pizza, a 2,300 square foot pizza restaurant in Sherman Oaks, California ("Jerry's Famous Pizza"), operated by Pizza by the Pound, Inc., a wholly-owned subsidiary acquired by Buyer in January, 1995, was not profitable. Management determined that it was in the interest of shareholder value that Buyer focus on its core business of high volume deli style restaurants rather than confuse the financial markets' perception of Buyer by developing comparatively low volume restaurants in the fast food pizza segment. As a result, Buyer ceased operations of Jerry's Famous Pizza.

               INCREASES IN FOOD COSTS. Among various other factors, Buyer's profitability is highly sensitive to changes in food costs, which sensitivity requires Management to be able to anticipate and react to such changes. Various factors beyond Buyer's control, including adverse weather, labor strikes and delays in any of the restaurants' frequent deliveries, may negatively affect food costs, quality and availability. While in the past, Management has been able to anticipate and react to increasing food costs through, among other things, purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future.

               INCREASE IN MINIMUM WAGE. The federal minimum wage increased from $4.25 an hour to $4.75 effective October 1, 1996, and again to $5.15 effective September 1, 1997. In addition, the California minimum wage will increase to $5.75 an hour by early 1998. President Clinton has proposed an additional increase in the federal minimum wage to $6.15 an hour, which will be subject to congressional approval. Approximately one-third of employees working in restaurants operated by Buyer receive salaries equal to the federal minimum wage. To date, increases in labor costs have been offset by reductions in other operating costs, but there can be no assurance that further increases in labor costs will not increase total costs in the future.

               SECURITY CONCERNS AND EXPENSES AT RESTAURANT SITES. In light of, among other things, the 24- hour operation of Buyer's restaurants, security for patrons and workers at restaurant locations is an ongoing and increasing concern and expense. Buyer has previously had criminal incidents at its restaurants, some of which have resulted in lawsuits. There is no assurance that there will not be any additional problems at any of the locations. Buyer maintains its own security personnel at each location. Buyer also maintains general liability insurance.

               POTENTIAL UNINSURED LOSSES. Buyer has comprehensive insurance, including general liability, fire and extended coverage, which Buyer considers adequate. However, there are certain types of losses which may be uninsurable or not economically insurable. Such hazards may include earthquake, hurricane and flood losses. While Buyer currently maintains limited earthquake coverage, it may not be economically feasible to do so in the future. Since Buyer's operations are currently concentrated in one area of Southern California, Buyer has had temporary interruptions in its operations due to such hazards in the past. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which Buyer may be liable could adversely affect the ability of Buyer to continue to conduct its business, to expand its operations or to develop additional restaurants. If such a loss should occur, Buyer would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. There is no assurance that any insurance coverage maintained by Buyer will be adequate, that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect Buyer or Buyer's ability to economically obtain or maintain such insurance.

               POTENTIAL "DRAM SHOP" LIABILITY. Restaurants in California and most other states are subject to "dram shop" laws, rules and regulations, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While Buyer has limited amounts of liquor liability insurance and intends to maintain liquor liability insurance as part of its comprehensive general liability insurance which it believes should be adequate to protect against such liability, there is no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of Buyer's current insurance coverage would have a materially adverse effect on Buyer and its operations. The failure or inability of Buyer to maintain or increase insurance coverage could materially and adversely affect Buyer and its operations. In addition, punitive damage awards are generally not covered by such insurance. Thus, any awards of punitive damages as to which Buyer may be liable could adversely affect the ability of Buyer to continue to conduct its business, to expand its operations or to develop additional restaurants.

               TRADEMARK AND SERVICE MARK RISKS. Buyer has not had a challenge to its use of the "Jerry's" service mark as of this time. However, to date, Buyer has used the service mark only in Southern California. In addition, Buyer has not secured clear rights to the use of the "Jerry's" service mark or any other name, service mark or trademark used in Buyer's business operations, other than "JFD," in connection with restaurants. There are other restaurants using the name "Jerry's" throughout the United States, and use of the service mark or any other name, service mark or trademark in Buyer's business operations, other than "JFD," may be subject to challenge.

               EFFECTS OF COMPLIANCE WITH GOVERNMENT REGULATION. Buyer is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Each of Buyer's restaurants is and shall be subject to licensing regulation and reporting requirements by numerous governmental authorities, which may include alcoholic beverage control, building, land use, health and safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given restaurant or limit, as with the inability to obtain a liquor or restaurant license, its products and services available at a given restaurant. Any problems which Buyer may encounter in renewing such licenses in one jurisdiction may adversely affect its licensing status on a federal, state or municipal level in other relevant jurisdictions.

               LIMITED CONTROL AND INFLUENCE ON BUYER. The current officers and directors of Buyer in the aggregate, directly or beneficially, currently own a majority of the total outstanding Common Stock. In addition, three out of six directors are members of the Starkman family. As a result, these individuals are in a position to materially influence, if not control the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future shareholders may have on Buyer.

               NO DIVIDENDS. It is the current policy of Buyer that it will retain earnings, if any, for expansion of its operations, remodeling of existing restaurants and other corporate purposes, and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future.

               POSSIBLE ADVERSE IMPACT ON POTENTIAL BIDS TO ACQUIRE SHARES DUE TO ISSUANCE OF PREFERRED OR COMMON STOCK. The Board of Directors of Buyer has authority to issue up to 5,000,000 shares of preferred stock of Buyer (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. In addition, Buyer has authorized 60,000,000 shares of Common Stock. Only 14,210,156 shares of Common Stock are currently outstanding, and no preferred shares are currently outstanding. The potential issuance of authorized and unissued preferred shares or Common Stock of Buyer may result in special rights and privileges, including voting rights, to individuals designated by Buyer and have the effect of delaying, deferring or preventing a change in control of Buyer. As a result, such potential issuance may adversely affect the marketability and potential market price of the shares. As additional acquisition opportunities become available, Management may determine to issue and sell additional Common Stock or preferred shares at any time in the future.

               RECENT CHANGES IN LOCAL ENFORCEMENT OF HEALTH CODE AND NEGATIVE PUBLICITY. As a result of a November 1997 series of investigative reports on local television regarding restaurant health code violations, the Los Angeles County Health Department has instigated stricter monitoring and enforcement of health code provisions. The Company's Studio City restaurant was one of several prominent restaurants mentioned in the November 1997 report, which resulted in negative publicity to the Company. Management believes that this has contributed to reduced revenues from the Southern California restaurants in the fourth quarter of 1997 and the first quarter of 1998. The Health Department's current policy is to grade every restaurant "A," "B" or "C," with A being best, B being acceptable and C being grounds for closing the restaurant. Only two of the Company's eight restaurants in Los Angeles County have been inspected to date, and those have both received "A" ratings from the Health Department under the new policy. The Company expects that the other six of its Los Angeles County restaurants will be inspected within the next six months, and that they will also receive "A" ratings. The Company's Orange County restaurant has also been inspected recently by the Orange County Health Department and received a "no violations observed" rating, which is comparable to an "A" rating.

               NEGATIVE PUBLICITY FROM PRIVATE DAMAGE CLAIMS. Restaurants such as those operated by the Company are subject to litigation in the ordinary course of business, most of which the Company expects to be covered by its general liability insurance. In 1994, after the Company catered a private function for cast, crew and guests of the "Frazier" television show, several persons complained of food poisoning symptoms, and filed claims against the Company. The Company believes that the claims made against it have no merit, and its insurance carrier has contested the action. In February 1998, as the case neared trial, the suit received newspaper and television publicity due to the celebrity status of the claimants, which may have a negative impact on revenues on the Company's Southern California restaurants.

                                    EXHIBIT B

                              A. MATTERS NOT WAIVED


               1. Pre-specified Conditions to Closing: Except as expressly modified in this Modification, all "Conditions to Closing", as set forth in
Section 12 of the Original Contract. BUYER WAIVES ITS RIGHT TO TERMINATE BY REASON OF ANY REPRESENTATIONS MADE BY THE EPICURE PARTIES IN THE ORIGINAL CONTRACT WHICH REPRESENTATIONS BUYER HAS ACTUALLY LEARNED FROM ITS INSPECTIONS AND INVESTIGATIONS TO DATE ARE FALSE.

               2. SunTrust and Related Consents: SunTrust shall have (a) consented to all of the requests contained in that certain letter attached hereto (except that SunTrust's consent to the assignment of sublease shall not constitute a condition to Closing ) OR GIVE BUYER THE RIGHT TO TERMINATE THE ORIGINAL CONTRACT), and (b) provided the estoppel information therein requested, none of which information shall negatively affect the Fee Owner Premises in any material respect. The SunTrust estoppel request shall be mutually satisfactory to the Seller Representative and the Buyer Representative, in their respective reasonable discretion. Notwithstanding the foregoing provisions of this Item 2, Buyer shall not have the right to terminate the Original Contract due to its dissatisfaction with any matter relating to the Uccello Immobilien Parking Premises, the SunTrust Parking Lease, or the SunTrust Parking Sublease, which does not relate to the Fee Owner Premises or the Epicure Business. Buyer shall not be required to assume the SunTrust Parking Sublease. If Buyer elects not to assume the SunTrust Parking Sublease, Seller shall terminate the SunTrust Parking Sublease at or prior to Closing.

               3. Licenses and Permits: Buyer's inquiry concerning licenses and permits is "clear", but for (i) previously referenced notice of violation, and
(ii) the previously referenced $100 fine. Assuming that prior to Closing the notice of violation shall be satisfied and released of record, Seller pays the $100 fine, and that there become no new permit violations materially and adversely affecting the Fee Owner Premises and/or the Epicure Business, Buyer agrees that it waives any other conditions relating to the existing licenses and permits existing as of the date hereof.

               4. UCC Filings: All UCC-1 filings, other than equipment leases, must be satisfied and released at or prior to Closing. Seller shall cause the SunTrust UCC, bearing No. 96000240538, to be released at or prior to Closing.

               5. Ace Lease: This lease is missing certain exhibits and signatures, which shall be provided by Seller. Page 14 of this lease appears to prohibit demolition of the exterior without Ace consent. Such consent must be sought, and if it is not obtained, the Epicure Parties shall warrant that Ace Hardware's consent shall be obtained in connection with any exterior remodeling of the Epicure Premises failing which the Epicure Parties shall protect, defend, indemnify and hold Buyer harmless from and against all claims (including attorneys' fees incurred through all levels of proceedings). The Epicure Parties shall use their best efforts to cause Ace to modify the Ace EXCLUSIVE so as to clarify that no items sold at the Epicure Premises, as of February 1, 1998, violate the Ace EXCLUSIVE.

               6. Gridiron 2nd Floor Lease: This lease does not indicate the size or location of the demised premises. Seller shall provide such information by estoppel or representation, and it shall not conflict with any provision of the Original Contract.

               7. Title Matters: All matters raised in Buyer's Counsel's January 15, 1998 "title objection" letter are expressly preserved, except the following items shall be deemed deleted: Items A.4, B.1, C.1, C.2, D.1, E.3, E.5 and E.6. Buyer acknowledges that it has received sufficient evidence of authority for Naomi Thal to act as plenary guardian of the person and the property for Leonard Thal. Immediately upon the execution the this Modification, the Epicure Parties, at their sole cost and expense, shall use their best efforts to cause the Notice of Violation recorded in Official Record Book 17341, at Page 1692, to be fully satisfied and released of record. Buyer shall not be permitted to terminate the Contract by reason of the failure of the Epicure Parties to cause such release; provided however, in such event, the Epicure Parties shall protect, defend, indemnify and hold Buyer harmless from and against all claims arising out of the said Notice of Violation (including attorneys' fees incurred through all levels of proceeds).

               8. Matters Not Known or Accrued: Buyer does not waive any matter with respect to which Seller is obligated to provide information, which information remains to be provided. Buyer also does not waive any matter that has not occurred as of the signing of this Modification. This item 8 and the Modification generally shall not create any new conditions or inspection rights for Buyer beyond those in the original Contract.